UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 10

GENERAL FORM FOR REGISTRATION OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF

THE SECURITIES EXCHANGE ACT OF 1934

ITEM 9 LABS CORP.

(Exact name of registrant as specified in its charter)

Delaware	98-0665018
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1709 East Bethany Home Road, Phoenix, AZ 85016

(Address of principal executive offices) (Zip Code)

(877) 826-4868

(Registrant’s telephone number, including area code)

Securities to be registered pursuant to Section 12(b) of the Act: None

Title of each class to be so registered	Name of each exchange on which each class is to be registered

Securities to be registered pursuant to Section 12(g) of the Act:

Common Stock, par value $0.0001

(Title of class)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

EXPLANATORY NOTE

Item 9 Labs Corp. is filing this General Form for Registration of Securities on Form 10, which we refer to as the Registration Statement, to register its common stock, par value $0.0001 per share, pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended, or the Exchange Act. Unless otherwise mentioned or unless the context requires otherwise, when used in this Registration Statement, the terms "Item 9" "Company," "we," "us," and "our" refer to Item 9 Labs Corp.

The Registration Statement, as amended, will become effective automatically by lapse of time 60 days from the date of the filing pursuant to Section 12(g)(1) of the Exchange Act, or earlier if accelerated at the request of the Company. As of the effective date we will be subject to the requirements of Regulation 13(a) under the Exchange Act and will be required to file annual reports on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K, and we will be required to comply with all other obligations of the Exchange Act applicable to issuers filing registration statements pursuant to Section 12(g) of the Exchange Act.

This registration statement shall hereafter become effective in accordance with the provisions of section 8(a) of the Securities Act of 1933.

FORWARD LOOKING STATEMENTS

There are statements in this registration statement that are not historical facts. These “forward-looking statements” can be identified by use of terminology such as “believe,” “hope,” “may,” “anticipate,” “should,” “intend,” “plan,” “will,” “expect,” “estimate,” “project,” “positioned,” “strategy” and similar expressions. You should be aware that these forward-looking statements are subject to risks and uncertainties that are beyond our control. Although management believes that the assumptions underlying the forward-looking statements included in this Registration Statement are reasonable, they do not guarantee our future performance, and actual results could differ from those contemplated by these forward-looking statements. The assumptions used for purposes of the forward-looking statements specified in the following information represent estimates of future events and are subject to uncertainty as to possible changes in economic, legislative, industry, and other circumstances. As a result, the identification and interpretation of data, and other information, and their use in developing and selecting assumptions from and among reasonable alternatives require the exercise of judgment. To the extent that the assumed events do not occur, the outcome may vary substantially from anticipated or projected results, and, accordingly, no opinion is expressed on the achievability of those forward-looking statements. In light of these risks and uncertainties, there can be no assurance that the results and events contemplated by the forward-looking statements contained in this Registration Statement will in fact transpire. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates. We do not undertake any obligation to update or revise any forward-looking statements.

This registration statement shall hereafter become effective in accordance with the provisions of section 8(a) of the Securities Act of 1933.

Item 1. Business

Corporate history

Item 9 Labs Corp. (“Item 9 Labs” or the “Company”), was incorporated under the laws of the State of Delaware on June 15, 2010 as Crown Dynamics Corp. On October 26, 2012, the Company changed its name to Airware Labs Corp. On April 2, 2018, the Company changed its name to Item 9 Labs Corp. to better reflect its business following the acquisition of BSSD, as discussed below.

On March 20, 2018, the Company closed on an Agreement and Plan of Exchange to acquire all of the membership interests of BSSD Group, LLC (“BSSD”), an Arizona limited liability company formed on May 2, 2017, in exchange for newly issued restricted shares of the Company’s common stock (the “Shares”), which represent approximately 75% of the issued and outstanding shares of the Company’s common stock on a fully-diluted basis. The 40,355,771 shares were distributed pro-rata to the BSSD members.

Effective October 18, 2018, the Company completed a 1-for-20 reverse split of its issued and outstanding common stock.

On November 26, 2018, the company’s wholly owned subsidiary AZ DP Holdings, LLC (“AZ DP”) closed on an asset acquisition of the majority of the assets of Arizona DP Consulting, LLC, a consulting firm specializing in obtaining marijuana dispensary permits and cannabis related business plans. The purchase price was $1,500,000 in cash and 3,000,000 shares of restricted common stock having an aggregate value of $7,500,000 or $2.50 per share based on current market price of the Company shares at time asset purchase agreement was executed.

Our principal offices are located at 1709 E Bethany Home Rd., Phoenix, AZ 85016. Our registered agent for service of process in Delaware is located at 108 West 13th St., Wilmington, DE 19801, and our registered agent is Business Filings Incorporated. Our fiscal year end is September 30.

All references to “we,” “us,” “our,” “Item 9,” “Item 9 Labs,” or similar terms used in this Registration Statement refer to Item 9 Labs Corp.

Corporate Structure

The following chart illustrates, as of the date of this Registration Statement, the Company's wholly-owned subsidiaries, including their respective jurisdictions of incorporation and percentage of voting securities of each that are beneficially owned, controlled or directed by the Company.

Overview

Item 9 Labs creates comfortable cannabis health solutions for the modern consumer. The Company is bringing best of industry practices to markets from coast to coast through cultivation and production, distinctive retail environments, licensing services, and diverse product suites catering to different medical cannabis demographics. Item 9 Labs is headquartered in Phoenix, Arizona, with medical cannabis operations in multiple U.S. markets.

Item 9 Labs’ asset portfolio includes Dispensary Permits, Dispensary Templates, and Strive Life. These assets provide services specific to different stakeholder groups. Dispensary Permits is the Company’s consulting firm specializing in strategic license application and compliance. Dispensary Templates, a subdivision of the firm, is a technology platform with an extensive digital library of licensing and business planning resources. Strive Life is a turnkey dispensary model for the retail sector, elevating the patient experience with consistent and superior service, high-end design, and precision-tested products. It is currently being implemented in Arizona and North Dakota.

In addition, Item 9 Labs is advancing the industry with its dynamic product suites. The Company has created complementary brands Item 9 Labs and Strive Wellness to channel consumer diversity. Propriety delivery platforms include the Apollo Vape and Pod system, as well as a pioneering intra-nasal device. The Company has received multiple accolades for its medical-grade flower and concentrates.

Item 9 Labs anticipates it will be managing cultivation, processing, distribution, and dispensary operations in up to ten U.S. markets by the end of 2019. Current facilities include distribution and processing operations Strive Wellness of Ohio and Strive Wellness of Nevada, as well as dispensary Strive Life North Dakota.

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Mission and Vision

The Company is leading a new era of wellness by creating comfortable health solutions for modern consumers through the development of innovative products and proprietary delivery platforms.

Item 9 Labs will facilitate national expansion by combining our award winning manufacturing brand and product offerings with the strategic licensing and consulting brand of Dispensary Permits, in conjunction with the luxury retail and distribution brand of Strive Life.

This powerful combination provides national scalability and produces the highest quality marijuana, product knowledge, and experience of top professionals to consumers and patients.

Cannabis Verticals

To date, Item 9 Labs has proven models for the following cannabis verticals:

-  Cultivation: Growing of award winning, high-grade boutique cannabis.

-  Production: Producing a wide variety of Marijuana Products. Each facility product line is developed in compliance with the local rules and regulations.

-  Dispensary: Medically focused retail dispensary facility.

-  Distribution: Providing Sales, Marketing and Distribution support to other cultivators, processors and potential to integrate patient delivery in the coming months.

Company Assets

A company asset of Item 9 Labs, Dispensary Permits is one of the most established marijuana business consultancies in the United States. Dispensary Permits offers expert advice in obtaining cultivation, dispensing, processing, and transporting permits in the Cannabis industry, with a proven track record in successfully obtaining marijuana business permits for clientele in over 13 different states. Visit www.dispensarypermits.com for more information.

Dispensary Templates, a division of Dispensary Permits, is an extensive template library and resource to help those navigating the application process without a consultant to obtain a marijuana business license or to build upon their existing marijuana business. Think LegalZoom for the Marijuana Industry – Dispensary Templates’ online store offers template products that guide customers through the application process to cultivation, processing and dispensary operations. Visit www.dispensarytemplates.com to view all tools and resources.

Strive Life, the company’s “franchise style” dispensary model, aims to elevate any marijuana market by offering the documents and systems necessary for launching a successful dispensary. The model includes a Project Plan, Welcome Kit, Brand Guidelines, Interior Concept, and Policy and Procedures for the facility. The Strive vision is to implement best industry practices from across the United States to offer optimal medical services and support through the dispensing and sale of medical marijuana.

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Products and Facilities.

The Company is focused on the development of technology and products that administer high-quality medical marijuana through novel and proprietary delivery devices including an intra-nasal delivery system to deliver significant health benefits. The Company is headquartered in Phoenix, Arizona where it owns and operates 50 acres.

Currently, Item 9 is utilizing five acres and intends to implement the remaining 45 acres in accordance with its three-year strategic plan. The property includes a 10,000 square foot, state-of-the-art indoor manufacturing facility with 10,000 square feet of additional capacity which received approval to operate on June 4, 2019. The additional capacity will include a commercial kitchen for infused co-branded products. As part of its growth strategy, the Company is in the process of opening additional cultivation and extraction locations with Nevada underway.

Item 9 Labs produces premium cannabis and cannabis related products in a rapidly growing market. We currently offer more than 300 products that we group in the following categories: flower; concentrates; distillates; and hardware. Our product offerings will continue to grow as we develop new products to meet the needs of the end-users. We make our products available to consumers through licensed dispensaries in Arizona. In just over 13 months from our first product delivery, Item 9 Labs products are now carried in more than 40 dispensaries throughout the state of Arizona. The following is a summary of the Company’s Product Line:

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Strategy of our Brands

Item 9 Labs Concepts

Marijuana Growing & Processing

Product offerings include over 70 medical marijuana strains, shatter, crumble, THCA, Delta 8 THC, distillate and live resin terp sauce. Item 9 operates 50 acres, one of the largest properties in the U.S. zoned to grow and cultivate the medical marijuana flower. Most recently, on June 4, 2019, the Company passed inspections to operate custom 10,000 square-foot construction and will begin production immediately. The facility now totals 20,000 square-feet consisting of 8 flower rooms, just over 1,000 square-feet of nursery space, an extraction laboratory, and an infusion kitchen for increased manufacturing capabilities. The Company’s products can be found in over 50 dispensaries in Arizona.

Strive Concepts

Strive is a branded medical marijuana “franchise- style” solution with a proven concept operating dispensaries in multiple states including Illinois, Delaware and Pennsylvania. The advance model offers the documents and systems necessary for launching a successful dispensary. The model includes a project plan, welcome kit, brand guidelines, interior concept, & policy and procedures for the facility.

Combined brands

Currently, we have two brands, both brands encompass our corporate vision and uphold our 5 core competencies which include: Care, Compliance, Customers, Community, and Culture. To achieve optimal balance between brands, Item 9 Labs was designed to be minimalistic with defined lines and shapes while Strive Concepts, was designed with the cannabis mother plant in mind, the brand colors are derived from the cannabis plant, the imagery includes other plant such as Aspen leaves and succulents and many interior textures derived from the “Franchise Style” Dispensary Model.

Growth Objectives and National Expansion Plans for 2019-2020

Our mission is to provide good times and good health for cannabis consumers in legal medical cannabis markets across the United States. We strive to elevate any market we enter through the development of high caliber, precision tested, cannabis products designed with consistency and adaptability in mind. We will accomplish this through the acquisition of numerous medical marijuana business licenses located all throughout the United States, from the East Coast to the West Coast. Our goal is to hold 10 – 12 licenses by the end of 2019, including through the provision of management services over JV’s for outstanding license applications. Other plans for 2019 include:

- Expansion underway on another 10,000 sq. ft. facility (will include a commercial kitchen)
- Pursue potential acquisition opportunities in legalized cannabis markets

- Application Strategy for 2019:

- Replicate Nevada expansion in other key states through management services joint ventures
- Purchase Licenses: 30+ existing markets
- Each deal will be vetted individually to ensure its in line with our mission, vision and capital structure.

Employees and Independent Contractors

As of March 31, 2019, we had sixty one full time employees, including our executive officers, one full-time consultant, and two part-time employees. We plan to hire additional employees and engage consultants on an as-needed basis. Our employees are not represented by any unions and we consider our relationship with our employees to be good. We also have relationships with several independent contractors who provide services on a regular basis to us.

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Research and Development

Going forward, we intend to increase our spending and resources for research and development. Allocation of research and development funds may be dependent on the perceived likelihood of legalization or a significant change in the treatment of cannabis in a given geographic market. Funds may also be used for both product and market development in the hemp and cannabis industries. Given the emergent nature of these industries, we recognize the needs of today may not be the needs of the future and some capital investment will be necessary to meet changing demands.

Intellectual Property

We generally rely upon copyright, trademark and trade secret laws to protect and maintain our proprietary rights for our technology, brands, and products.  We currently hold several trademarks including various goods and services of “Item 9 Labs” (serial numbers 87940264, 87940227, 87940254 and 87940239) and Strive Life (88/144,717), as well as several domains, including but not limited to, arizonadispensarypermits.com, dispernsarytemplates.com, and wegrowstore.com.

We maintain a policy requiring our employees, consultants and other third parties to enter into confidentiality and proprietary rights agreements and to control access to software, documentation and other proprietary information.

Notwithstanding the steps we have taken to protect our intellectual property rights, third parties may infringe or misappropriate our proprietary rights. Competitors may also independently develop products and models that are substantially equivalent or superior to our products and services.

Competition

We compete in markets where cannabis has been legalized and regulated, which includes various states within the United States. We expect that the quantity and composition of our competitive environment will continue to evolve as the industry matures. Additionally, increased competition is possible to the extent that new states and geographies enter the marketplace as a result of continued enactment of regulatory and legislative changes that de-criminalize and regulate cannabis products. We believe that by diligently establishing and expanding our brands, product offerings and services in new and existing locations, we will become established in the industry. Additionally, we expect that establishing our product offerings in new and existing locations are factors that mitigate the risk associated with operating in a developing competitive environment. Additionally, the contemporaneous growth of the industry as a whole will result in new customers entering the marketplace, thereby further mitigating the impact of competition on our operations and results.

In our opinion, we are currently competing with Cannabis cultivators, manufacturers, and retailers in our local jurisdictions as well as international enterprises as set forth below, among many others. Many of our competitors are substantially larger than us and have significantly greater name recognition, sales and marketing, financial, technical, customer support and other resources. These competitors also may have more established distribution channels and stronger relationships with local, long distance and Internet service providers. These competitors may be able to respond more rapidly to new or emerging technologies and changes in customer requirements or to devote greater resources to the development, promotion and sale of their products.

These competitors may enter our existing or future markets with products that may be less expensive, that may provide higher performance or additional features or that may be introduced more quickly than our products.

With respect to our operations, including consulting services, we may face competition with any one of the following:

•	Harvest Health & Recreation Inc. (CNSX: HARV, OTCQX: HTHHF), an Arizona based vertically integrated cannabis company with as many as 60 licensees across 12 states, 525 employees, and planned expansion for the future.
•	Curaleaf Hldgs Inc. (OTCQ: CURLF), a Massachusetts based fully integrated life science company with a presence in 12 states, operating 43 dispensaries, 12 cultivation sites and 11 processing sites.
•	Green Thumb Industries, Inc. (CSE: GTII, OTCQX:GTBIF),a vertically integrated cannabis operator with presence in twelve state markets and also provides management services and solutions to state licensed cultivators and dispensaries.
•	American Cannabis Company, Inc. (OTCQB:AMMJ), a Denver based company that provides advisory and consulting services specific to this industry, designs industry specific products and facilities, and manages a strategic group partnership that offers both exclusive and nonexclusive customer products.

We do not expect to face competition with respect to our branded apparel, however, other corporations may sell apparel that incorporates other logos or trademarks associated with the cannabis industry.

We believe that we compete favorably with our competitors on the basis of these factors. However, if we are unable to compete successfully against our current and future competitors, it will be difficult to acquire and retain customers, and we may experience revenue declines, thereby resulting in reduced operating margins, loss of market share and diminished value in our services.

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Government Regulation of Cannabis

Cannabis is currently a Schedule I controlled substance under the Controlled Substances Act (21 U.S.C. § 811) (“CSA”) and is, therefore, illegal under federal law. Even in those states in which the use of cannabis has been legalized pursuant to state law, its use, possession or cultivation remains a violation of federal law. A Schedule I controlled substance is defined as one that has no currently accepted medical use in the United States, a lack of safety for use under medical supervision and a high potential for abuse. The U.S. Department of Justice (the “DOJ”) defines Schedule I controlled substances as “the most dangerous drugs of all the drug schedules with potentially severe psychological or physical dependence.” If the federal government decides to enforce the CSA, persons that are charged with distributing, possessing with intent to distribute or growing cannabis could be subject to fines and/or terms of imprisonment, the maximum being life imprisonment and a $50 million fine, even though these persons are in compliance with state law.

In light of such conflict between federal laws and state laws regarding cannabis, the previous administration under President Obama had effectively stated that it was not an efficient use of resources to direct federal law enforcement agencies to prosecute those lawfully abiding by state-designated laws allowing the use and distribution of medical cannabis. The new administration under President Trump has indicated that he will strongly enforce the federal laws applicable to cannabis. Any such change in the federal government’s enforcement of current federal laws could cause significant financial damage to us. While we do not currently directly harvest, distribute or sell cannabis, we may be irreparably harmed by a change in enforcement policies of the federal government (see Risk Factors).

The Company and our licensed products will also be subject to a number of other federal, state and local laws, rules and regulations. We anticipate that our vendors and us will be required to manufacture our products in accordance with the Good Manufacturing Practices guidelines and will be subject to regulations relating to employee safety, working conditions, protection of the environment, and other items. The current administration has indicated that it will closely scrutinize the cannabis industry, in particular, recreational marijuana. Changes in laws, rules and regulations or the recall of any product by a regulatory authority, could have a material adverse effect on our business and financial condition.

The United States federal government regulates drugs through the Controlled Substances Act (21 U.S.C. § 811), which places controlled substances, including cannabis, in a schedule. Currently, cannabis and CBD (0.3 percent THC or more) are classified as Schedule I drugs, which are viewed as highly addictive and having no medical value and is illegal to distribute and use. The United States Federal Drug Administration has not approved the sale of marijuana or CBD (0.3 percent THC or more) for any medical application. Doctors may not prescribe cannabis or CBD (0.3 percent THC or more) for medical use under federal law, however they can recommend its use under the First Amendment. In 2010, the United States Veterans Affairs Department clarified that veterans using medicinal cannabis or CBD (0.3 percent THC or more) will not be denied services or other medications that are denied to those using illegal drugs.

Currently, thirty-three states and the District of Columbia have laws legalizing marijuana and CBD in some form. In November 2016, California, Massachusetts, Maine and Nevada all passed measures legalizing recreational marijuana. California’s Prop. 64 measure allows adults 21 and older to possess up to one ounce of marijuana and grow up to six plants in their homes. Other tax and licensing provisions of the law didn’t take effect until January 2018.

These noted state laws, both proposed and enacted, are in direct conflict with the federal Controlled Substances Act, which makes cannabis use and possession illegal on a national level. However, on August 29, 2013, the U.S. Department of Justice issued a memorandum providing that where states and local governments enact laws authorizing cannabis-related use, and implement strong and effective regulatory and enforcement systems, the federal government will rely upon states and local enforcement agencies to address cannabis activity through the enforcement of their own state and local narcotics laws. The memorandum further stated that the U.S Justice Department’s limited investigative and prosecutorial resources will be focused on eight priorities to prevent unintended consequences of the state laws, including distribution of cannabis to minors, preventing the distribution of cannabis from states where it is legal to states where it is not, and preventing money laundering, violence and impaired driving.

On December 11, 2014, the U.S. Department of Justice issued another memorandum with regard to its position and enforcement protocol with regard to Indian Country, stating that the eight priorities in the previous federal memo would guide the United States Attorneys' cannabis enforcement efforts in Indian Country. On December 16, 2014, as a component of the federal spending bill, the Obama administration enacted regulations that prohibit the Department of Justice from using funds to prosecute state-based legal medical cannabis programs.

On January 4, 2018, The Department of Justice lead by Jeff Sessions issued a memo on federal marijuana enforcement policy announcing a return to the rule of law and the rescission of previous guidance documents. Since the passage of the Controlled Substances Act (CSA) in 1970, Congress has generally prohibited the cultivation, distribution, and possession of marijuana.

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However, on January 18, 2019, the new Attorney General, William Barr, stated in front of the Senate Judiciary Committee that he doesn't plan on using federal resources to "go after" companies if they are complying with state law. That would be a reversal from the approach taken by his predecessor, former Attorney General Jeff Sessions, who vowed to pursue federal violations more aggressively. According to Erik Altieri, executive director of the National Organization for the Reform of Marijuana Laws (NORML), Barr's stance is a good sign for advocates but it remains to be seen if his actions will follow through on his pledge. Our business could end and investors could lose their total investment in the company if there is no reversal in Sessions’ approach.

On June 20, 2019, the United States House of Representatives passed a historic bipartisan amendment to the fiscal year 2020 Commerce-Justice-Science spending bill. By a vote of 267-165, the House approved the Blumenauer-McClintock-Norton Amendment which would protect state-legal cannabis programs from interference by the United States Department of Justice (DOJ). The amendment is named after the three individuals who submitted it for consideration: Representative Earl Bluemenauer, a Democrat from Oregon, Tom McClintock, a Republican from California, and Eleanor Norton, a delegate from Washington D.C.

Currently, the spending bill does provide protection for state-legal medical cannabis programs from DOJ interference – but this amendment would protect both medical and recreational cannabis programs that are legal at the state level. The amendment would prohibit the DOJ from using funds to prevent any American state, territory, and Washington D.C. from approving and implementing laws authorizing marijuana use, distribution, possession, and cultivation. What remains uncertain is whether the current Republican-controlled Senate will support the amendment. Further, if the amendment makes it into the final spending bill approved by Congress, it will only remain in effect for one year. If the amendment does not garner approval from the Senate, then the DOJ will maintain the right to use its funding to prevent the approval and implementation of laws regarding recreational cannabis use at the state level, which could affect our business, and could impact our investors’ investment in the Company.

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Item 1A. Risk Factors.

Careful consideration should be given to the following risk factors, in addition to the other information set forth in this Registration Statement on Form 10 and in other documents that we file with the SEC, in evaluating our company and our business. Investing in our securities involves a high degree of risk. If any of the following risks actually occur, our business, financial condition, results of operations and future growth prospects could be materially and adversely affected.

Risks Related to Our Company and Our Business

We are a development stage company with a limited operating history on which to evaluate our business or base an investment decision.

Our business prospects are difficult to predict because of our relatively limited operating history and early stage of development. At this time, we are a development stage company. We have generated limited revenues to date. We are currently in a phase of growth and expansion for all business operations and intend to continue this growth with revenues from the proceeds of future financings. In particular, we have not proven that we can execute on our proposed business plan in the cannabis industry in a manner that enables us to be profitable and meet customer requirements, develop intellectual property to enhance our operations, develop and maintain relationships with strategic partners to extract value from our operations, raise sufficient capital in the private markets, or respond effectively to competitive pressures. If we are unable to accomplish these goals, our business is unlikely to succeed and you should consider our prospects in light of these risks, challenges and uncertainties.

We compete for market share with other companies, including other licensed entities in the United States, some of which have longer operating histories and more financial resources and experience than we have.

We face, and we expect to continue to face, intense competition from licensed cannabis operators, both public and private, and other potential competitors, some of which have longer operating histories and more financial resources and experience than we have. In addition, it is possible that the medical cannabis industry will undergo consolidation, creating larger companies with financial resources, capabilities and product offerings that are superior ours by virtue of size alone. As a result of this competition, we may be unable to maintain our operations or develop them as currently proposed, on terms we consider acceptable, or at all.

There are currently hundreds of applications for cannabis licenses being processed across a number of states. The number of licenses granted and the number of ultimately authorized by each state could have an adverse impact on our ability to compete for market share in the medical cannabis and recreational/adult use cannabis industry. We expect to face additional competition from new market entrants that are granted licenses or existing license holders that are not yet active in the industry in the states in which we currently operate or plan to operate. If a significant number of new licenses are granted in any given market which we participate in, we may experience increased competition for market share and may experience downward price pressure on our medical cannabis products as new entrants increase production.

If the number of users of cannabis for medical and/or recreational purposes increases, the demand for products will increase. This could result in the competition in the cannabis industry becoming more intense as current and future competitors begin to offer an increasing number of diversified cannabis products. Conversely, if there is a contraction in the medical market for cannabis, resulting from the legalization of adult-use cannabis or otherwise, competition for market share may increase.

We face intense competition which could prohibit us from developing a customer base and generating revenue.

The industries within which we plan to compete are highly competitive with companies that have greater capital resources, facilities and greater diversity of operations. More established companies with much greater financial resources which do not currently compete with us may be able to easily adapt their existing operations to our lines of business. Due to this competition, there is no assurance that we will not encounter difficulties in obtaining revenues and market share or in the positioning of our products or that competition in the industry will not lead to reduced prices for our products. Our competitors may also introduce new strains, use competitive, organic techniques or novel application that could also increase competition, decrease demand for our business, and render our methods and craft products obsolete.

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If we fail to raise additional capital, our ability to implement our business model and strategy could be compromised.

We have limited capital resources. To date, our operations have been funded by and through our operations, private placements of our securities, and financing from our financing partners. We expect to require substantial additional capital in the near future in order to execute our businesses as planned, to develop and expand our operations, expand our brand in the marketplace, and to establish the targeted levels of production. We may not be able to obtain additional financing on terms acceptable to us, or at all. Even if we obtain financing for our near term operations, we expect that we will require additional capital beyond the near term. If we are unable to raise capital when needed, our business, financial condition and results of operations would be materially adversely affected, and we could be forced to reduce or discontinue our operations.

If we need additional capital to fund our growing operations, we may not be able to obtain sufficient capital and may be forced to limit the scope of our operations.

If adequate additional financing is not available on reasonable terms, we may not be able to expand our business operations and we would have to modify our business plans accordingly. There is no assurance that additional financing will be available to us.

In connection with our growth strategies, we may experience increased capital needs and accordingly, we may not have sufficient capital to fund our future operations without additional capital investments. Our capital needs will depend on numerous factors, including: (i) our profitability; (ii) the release of competitive products by our competition; (iii) the level of our investment in marketing and branding our products; and (iv) the amount of our capital expenditures. We cannot assure you that we will be able to obtain capital in the future to meet our needs.

In recent years, the securities markets in the United States have experienced a high level of price and volume volatility, and the market price of securities of many companies have experienced wide fluctuations that have not necessarily been related to the operations, performances, underlying asset values or prospects of such companies. For these reasons, our securities can also be expected to be subject to volatility resulting from purely market forces over which we will have no control. If we need additional funding we will, most likely, seek such funding in the United States and the market fluctuations effect on our stock price could limit our ability to obtain equity financing.

If we cannot obtain additional funding, we may be required to: (i) limit our expansion; (ii) limit our marketing efforts; and (iii) decrease or eliminate capital expenditures. Such reductions could materially adversely affect our business and our ability to compete.

Even if we do find a source of additional capital, we may not be able to negotiate terms and conditions for receiving the additional capital that are favorable to us. Any future capital investments could dilute or otherwise materially and adversely affect the holdings or rights of our existing shareholders. In addition, new equity or convertible debt securities issued by us to obtain financing could have rights, preferences and privileges senior to our common stock shares. We cannot give you any assurance that any additional financing will be available to us, or if available, will be on terms favorable to us.

The failure to hire additional employees could harm our business.

Our future success also depends upon our continuing ability to attract and retain highly qualified personnel. Expansion of our business and the management and operation will require additional managers, officers, directors and employees with industry experience, and our success will be highly dependent on our ability to attract and retain skilled management personnel and other employees. There can be no assurance that we will be able to attract or retain highly qualified personnel. Competition for honest, diligent and skilled personnel in our industry is significant. This competition may make it more difficult and expensive to attract, hire and retain qualifyed managers and employees.

If we are unable to deliver consistent, high quality products at sufficient volumes, our relationship with our customers may suffer and our operating results will be adversely affected.

Our customers will expect us to be able to consistently deliver our products at sufficient volumes, while meeting the establishedd quality standards desired to maintain their loyalty to our brands. If we are unable to consistently deliver, our relationship with these customers could be adversely affected, which could have a negative impact on our operating results.

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Failure to effectively manage growth of internal operations and business may strain our financial resources.

We intend to significantly expand the scope of our business operations in the near term. Our growth rate may place a significant strain on our financial resources for a number of reasons, including, but not limited to, the following:

•	The need for continued development of our financial reporting and information management systems;
•	The need to manage strategic relationships and agreements with manufacturers, suppliers, customers and partners; and
•	Difficulties in hiring and retaining skilled management, technical and other personnel necessary to support and manage our business.

Additionally, our strategy envisions a period of rapid growth that may impose a significant burden on our administrative and operational resources. Our ability to effectively manage growth will require us to substantially expand the capabilities of our administrative and operational resources and to attract, train, manage and retain qualified management and other personnel. Our failure to successfully manage growth could result in our sales not increasing commensurately with capital investments. Our inability to successfully manage growth could materially adversely affect our business.

If we are unable to continually innovate and increase efficiencies, our ability to attract new customers may be adversely affected.

In the area of innovation, we must be able to develop new management strategies, strains, techniques, products and creative branding that appeal to our customers. This depends, in part, on the technological and creative skills of our personnel and on our ability to protect our intellectual property rights. We may not be successful in the development, introduction, and marketing and sourcing that satisfy customer needs, achieve market acceptance or generate satisfactory financial returns.

Global economic conditions may adversely affect our industry, business and result of operations.

Disruptions in the global credit and financial markets could result in diminished liquidity and credit availability, a decline in consumer confidence, a decline in economic growth, an increased unemployment rate, and uncertainty about economic stability. These economic uncertainties can affect businesses such as ours in a number of ways, making it difficult to accurately forecast and plan our future business activities. Such conditions can lead consumers to postpone spending, which can cause our vendors, suppliers, distributors and retailers to cancel, decrease or delay orders with us. We are unable to predict the likelihood of the occurrence, duration or severity of such disruptions in the credit and financial markets and adverse global economic conditions and such economic conditions could materially and adversely affect our business and the results of operations.

Our business depends substantially on the continuing efforts of our management team and our business may be severely disrupted if we lose their services.

Our current and future success depends substantially on the continued services of our management team, Bryce Skalla, Sara Gullickson, and Jeffrey Rassas. Each brings a unique blend of skill and experience that is essential to the success of our business. We do not maintain key man life insurance for our management team at this time. If our management team is unable or unwilling to continue in their present positions, we may not be able to replace them readily, if at all. Therefore, our business may be severely disrupted, and we may incur additional expenses to recruit and retain new management.

Litigation may adversely affect our business, financial condition and results of operations.

From time to time in the normal course of our business operations, we may become subject to litigation that may result in liability material to our financial statements as a whole or may negatively affect our operating results if changes to our business operation are required. The cost to defend such litigation may be significant and may require a diversion of our resources. There also may be adverse publicity associated with litigation that could negatively affect customer perception of our business, regardless of whether the allegations are valid or whether we are ultimately found liable. As a result, litigation may adversely affect our business, financial condition and results of operations.

Confidentiality agreements with employees and others may not adequately prevent disclosure of our trade secrets and other proprietary information.

Our success depends upon the skills, knowledge and experience of our technical personnel, our consultants and advisors as well as our licensors and contractors. Because we operate in a highly competitive field, we will rely significantly on trade secrets to protect our proprietary techniques and processes. However, trade secrets are difficult to protect. We plan to enter into confidentiality and intellectual property assignment agreements with our corporate partners, employees, consultants, outside scientific collaborators, developers and other advisors. These agreements generally require that the receiving party keep confidential and not disclose to third parties confidential information developed by us during the course of the receiving party’s relationship with us. These agreements also generally provide that inventions conceived by the receiving party in the course of rendering services to us will be our exclusive property. However, these agreements may be breached and may not effectively assign intellectual property rights to us. Our trade secrets also could be independently discovered by competitors, in which case we would not be able to prevent the use of such trade secrets by our competitors. The enforcement of a claim alleging that a party illegally obtained and was using our trade secrets could be difficult, expensive and time consuming and the outcome would be unpredictable. In addition, courts outside the United States may be less willing to protect trade secrets. The failure to obtain or maintain meaningful trade secret protection could adversely affect our competitive position.

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Risks Related to Cannabis Industry

Cannabis remains illegal under federal law, and any change in the enforcement priorities of the federal government could render our current and planned future operations unprofitable or even prohibit such operations.

We operate both directly and indirectly in the cannabis industry, which is dependent on state laws and regulations pertaining to such industry; however, under federal law, cannabis remains illegal.

The United States federal government regulates drugs through the Controlled Substances Act (the “CSA”), which places controlled substances, including cannabis, on one of five schedules. Cannabis is currently classified as a Schedule I controlled substance, which is viewed as having a high potential for abuse and having no currently accepted medical use in treatment in the United States. No prescriptions may be written for Schedule I substances, and such substances are subject to production quotas imposed by the United States Drug Enforcement Administration (the “DEA”). Because of this, doctors may not prescribe cannabis for medical use under federal law, although they can recommend its use under the First Amendment.

Currently, 33 U.S. states, the District of Columbia and the U.S. territories of Guam and Puerto Rico allow the use of medical cannabis and 10 states and the District of Columbia have legalized cannabis for “adult use” or recreational use. State and territorial laws are in conflict with the federal CSA, which makes cannabis use and possession illegal at the federal level. Because cannabis is a Schedule I controlled substance, however, the development of a legal cannabis industry under the laws of these states is in conflict with the CSA, which makes cannabis use and possession illegal on a national level. The United States Supreme Court has confirmed that the federal government has the right to regulate and criminalize cannabis, including for medical purposes, and that federal law criminalizing the use of cannabis preempts state laws that legalize its use.

In light of such conflict between federal laws and state laws regarding cannabis, the previous administration under President Obama had effectively stated that it was not an efficient use of resources to direct law federal law enforcement agencies to prosecute those lawfully abiding by state-designated laws allowing the use and distribution of medical cannabis. For example, the prior DOJ Deputy Attorney General of the Obama administration, James M. Cole, issued a memorandum (the “Cole Memo”) to all United States Attorneys providing updated guidance to federal prosecutors concerning cannabis enforcement under the CSA (see “Business—Government and Industry Regulation—The Cole Memo”) [see further discussion below]. In addition, the Financial Crimes Enforcement Network (“FinCEN”) provided guidelines (the “FinCEN Guidelines”) on February 14, 2014, regarding how financial institutions can provide services to cannabis-related businesses consistent with their Bank Secrecy Act (“BSA”) obligations (see “Business—Government and Industry Regulation—FinCEN”).

In 2014, the United States House of Representatives passed an amendment (the “Rohrabacher-Farr Amendment”) to the Commerce, Justice, Science, and Related Agencies Appropriations Bill, which funds the United States Department of Justice (the “DOJ”). The Rohrabacher-Farr Amendment prohibits the DOJ from using funds to prevent states with medical cannabis laws from implementing such laws. In August 2016, a 9th Circuit federal appeals court ruled in United States v. McIntosh that the Rohrabacher-Farr Amendment bars the DOJ from spending funds on the prosecution of conduct that is allowed by state medical cannabis laws, provided that such conduct is in strict compliance with applicable state law. In March 2015, bipartisan legislation titled the Compassionate Access, Research Expansion, and Respect States Act (the “CARERS Act”) was introduced, proposing to allow states to regulate the medical use of cannabis by changing applicable federal law, including by reclassifying cannabis under the Controlled Substances Act to a Schedule II controlled substance and thereby changing the plant from a federally-criminalized substance to one that has recognized medical uses. More recently, the Respect State Marijuana Laws Act of 2017 has been introduced in the U.S. House of Representatives, which proposes to exclude persons who produce, possess, distribute, dispense, administer or deliver marijuana in compliance with state laws from the regulatory controls and administrative, civil and criminal penalties of the CSA.

Although these developments have been met with a certain amount of optimism in the cannabis industry, neither the CARERS Act nor the Respect State Marijuana Laws Act of 2017 have yet been adopted. In addition, the Rohrabacher-Farr Amendment, being an amendment to an appropriations bill that must be renewed annually, has not been renewed beyond December 7, 2018. Furthermore, the ruling in United States v. McIntosh is only applicable in the 9th Circuit, which does include California, Hawaii and Arizona, where we currently primarily operate. The Trump administration could change this policy and decide to strongly enforce the federal laws applicable to cannabis. Any such change in the federal government’s enforcement of current federal laws could cause significant financial damage to us. Because we intend to grow, harvest, distribute or sell cannabis directly, we may be irreparably harmed by a change in enforcement policies of the federal government.

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Approach to the Enforcement of Cannabis Laws is Subject to Change

Given the conflicting opinions between state legislatures and the federal government regarding cannabis, investments in United States cannabis businesses are subject to varying legislation and regulation. The Cole Memorandum (the “Cole Memo”), issued in 2013 by former Deputy Attorney General of the United States James M. Cole, served as the response to these inconsistencies, and recognized that notwithstanding the classification of cannabis as a controlled substance at the United States federal level, several states have enacted laws relating to cannabis for medical purposes.

The Cole Memo outlined certain priorities for the Department of Justice relating to the prosecution of cannabis offenses. Particularly, the Cole Memo noted that in those jurisdictions that have enacted laws legalizing cannabis in some form and that have also implemented robust and effective regulatory and enforcement mechanisms to control the cultivation, distribution, sale, and possession of cannabis, conduct in compliance with those laws and regulations is less likely to be a priority at the federal level. Notably, however, the Department of Justice did not provide specific guidelines for what regulatory and enforcement systems it deemed sufficient under the Cole Memo standard.

Considering the limited investigative and prosecutorial resources at hand, the Cole Memo concluded that the Department of Justice should only be focused on addressing the most serious cannabis related threats. Consequently, states where cannabis had been legalized were not branded as a high priority. In March 2017, newly appointed Attorney General Jeff Sessions again noted limited federal resources and acknowledged that much of the Cole Memo had merit; however, he disagreed that the Cole Memo had been successfully implemented. On January 4, 2018, Attorney General Sessions issued the Sessions Memorandum, which effectively rescinded the Cole Memo. The Sessions Memorandum withdrew previous nationwide guidance specific to the prosecutorial authority of United States Attorneys relative to cannabis enforcement on the basis that they are unnecessary, given the well-established principles governing federal prosecution already in place. Those principles are included in Chapter 9.27.000 of the United States Attorneys’ Manual and require federal prosecutors deciding which cases to prosecute to weigh all relevant considerations, including federal law enforcement priorities set by the Attorney General, the seriousness of the crime, the deterrent effect of criminal prosecution, and the cumulative impact of particular crimes on the community.

With the issuance of the Sessions Memorandum, federal prosecutors will now be free to utilize their prosecutorial discretion to decide whether to prosecute cannabis activities despite the existence of state-level laws that may be inconsistent with federal prohibitions. The Sessions Memorandum gave no direction to federal prosecutors as to the priority they should ascribe to such cannabis activities. Therefore, it is ultimately uncertain how active federal prosecutors will be with respect to such activities. Furthermore, the Sessions Memorandum did not how federal prosecutors should treat medical cannabis. At present, medical cannabis is protected against enforcement by United States Congressional legislation through the Leahy Amendment to H.R.1625 – a vehicle for the Consolidated Appropriations Act of 2018 which similarly averts federal prosecutors from applying federal funds to impede the implementation of medical cannabis laws enacted at the state level, subject to Congress’ restoration of such funding. Given the ambiguity of the Sessions Memorandum, there can be no guarantee that the federal government will not seek to prosecute cases involving cannabis businesses that are otherwise compliant with state law.

Such potential proceedings could impose significant restrictions upon the Company, thereby diverting the attention of key executives. In addition, such proceedings could materially adversely affect the Company business, revenues, operating results, and financial condition as well as the Company’s reputation and prospects, even if such proceedings were concluded successfully in the Resulting Issuer’s favor. In the extreme case, such proceedings could ultimately involve the prosecution of key executives of the Company, or the seizure of the corporate assets.

As the possession and use of cannabis is illegal under the CSA, we may be deemed to be engaging in illegal activities through the growth and sales of our products in the future. As a result, we may be subject to enforcement actions by law enforcement authorities, which would materially and adversely affect our business.

Under Federal law, specifically the CSA, the possession, use, cultivation, and transfer of cannabis is illegal. Our business directly involves the possession, use, cultivation, manufacturing and/or transfer of cannabis and derivative therefrom. As a result, law enforcement authorities, in their attempt to regulate the illegal use of cannabis and related products, may seek to bring an action or actions against us and or the businesses who are integral to our supply chain, including, but not limited, to a claim of aiding and abetting another’s criminal activities.  The Federal aiding and abetting statute provides that anyone who “commits an offense against the United States or aids, abets, counsels, commands, induces or procures its commission, is punishable as a principal.” 18 U.S.C. §2(a). As a result of such an action, we may be forced to cease operations and our investors could lose their entire investment. Such an action would have a material negative effect on our business and operations.

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However, on January 18, 2019, the new Attorney General, William Barr, stated in front of the Senate Judiciary Committee that he doesn't plan on using federal resources to "go after" companies if they are complying with state law. That would be a reversal from the approach taken by his predecessor, former Attorney General Jeff Sessions, who vowed to pursue federal violations more aggressively. According to Erik Altieri, executive director of the National Organization for the Reform of Marijuana Laws (NORML), Barr's stance is a good sign for advocates but it remains to be seen if his actions will follow through on his pledge. Our business could end and investors could lose their total investment in the company if there is no reversal in Sessions’ approach.

On June 20, 2019, the United States House of Representatives passed a historic bipartisan amendment to the fiscal year 2020 Commerce-Justice-Science spending bill. By a vote of 267-165, the House approved the Blumenauer-McClintock-Norton Amendment which would protect state-legal cannabis programs from interference by the United States Department of Justice (DOJ). The amendment is named after the the three individuals who submitted it for consideration: Representative Earl Bluemenauer, a Democrat from Oregon, Tom McClintock, a Republican from California, and Eleanor Norton, a delegate from Washington D.C.

Currently, the spending bill does provide protection for state-legal medical cannabis programs from DOJ interference – but this amendment would protect both medical and recreational cannabis programs that are legal at the state level. The amendment would prohibit the DOJ from using funds to prevent any American state, territory, and Washington D.C. from approving and implementing laws authorizing marijuana use, distribution, possession, and cultivation. What remains uncertain is whether the current Republican-controlled Senate will support the amendment. Further, if the amendment makes it into the final spending bill approved by Congress, it will only remain in effect for one year. If the amendment does not garner approval from the Senate, then the DOJ will maintain the right to use its funding to prevent the approval and implementation of laws regarding recreational cannabis use at the state level, which could affect our business, and could impact our investors’ investment in our Company.

Our business is primarily dependent on state laws pertaining to the cannabis industry.

Currently, thirty-three states and the District of Columbia currently have laws legalizing marijuana and CBD in some form. Continued development of the cannabis industry is dependent upon continued legislative authorization of cannabis at the state level. Any number of factors could slow or halt progress in this area. Further, progress in the cannabis industry, while encouraging, is not assured. While there may be ample public support for legislative action, numerous factors impact the legislative process. Further legalization attempts at the state level that creates bad public policy could slow or stop further development of the cannabis industry. Any one of these or other factors could slow or halt use of cannabis, which would negatively impact our business model.

The medical and recreational use cannabis industry presents substantial risks and uncertainty.

We plan to be engaged directly in business related to licensed medical cannabis industry in the State of Arizona and medical and recreational in Nevada, among other states. The relatively new development of the medical and recreational use cannabis industry presents numerous and material risks. Many of those risks are not inherent in other developing or mature industries. Many of the risks are unknown and the consequences to our business are speculative. The risks range from the uncertainty as to how the laws and regulations will be applied, to the potential catastrophic collapse of the medical and recreational use cannabis industry nationally or in the states we operate in that might result from changes in laws or the enforcement of existing laws, for example, to the failure of individual businesses that might result from the volatile market conditions that sometimes accompany the development of new markets and industries. Included in the risks is the potential that regulatory authorities could conclude that we provide products and/or engage in other activities that are illegal under the applicable state laws despite the company’s intentions and efforts to not engage in any illegal activities. Such numerous and material risks, the diversity of those risks, and the uncertainty associated with those risks, will likely cause an investment in the Company to be highly speculative and significantly more risky than other similar investments.

We may be unable to secure a local and/or State license to conduct our business, which could lead to a loss in your investment.

Businesses that wish to conduct commercial cannabis operations, either for medicinal or adult-use cannabis, are required to obtain the pertinent municipal and State licenses, dependent on the state. License applications for new operations in each state maintain stringent requirements and are highly competitive; as such, there are no guarantees of license issuance for a license. Failure to secure and maintain a license for our operations would prevent us from legally conducting any commercial cannabis operations in the jurisdictions in which we operate, and thus an investment in our Company carries a great amount of risk.

Our business may be negatively impacted by environmental factors, including unfavorable weather patterns and pesticide contamination.

Cannabis cultivation is an extensive, complicated, and delicate process, and a successful harvest is reliant on a myriad factors including, but not limited to,: lighting, fertilization, technique, sunlight, temperature, and proper application of pesticides. Variance in any one of these factors may result in a tainted or destroyed harvest that will be unfit for distribution. Further, pesticide contamination may prompt recall and public-safety alerts, and any contamination detected may also result in product removal from retail dispensaries.

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We may have difficulty accessing the service of banks, which may make it difficult for us to operate.

On February 14, 2014, the U.S. government issued rules allowing banks to legally provide financial services to state-licensed cannabis businesses. A memorandum issued by the Justice Department to federal prosecutors reiterated guidance previously given, this time to the financial industry that banks can do business with legal marijuana businesses and “may not” be prosecuted. The Treasury Department's Financial Crimes Enforcement Network (FinCEN) issued guidelines to banks noting that it is possible to provide financial services to state-licensed cannabis businesses and still be in compliance with federal anti-money laundering laws. The guidance, however, falls short of the explicit legal authorization that banking industry officials had requested the government provide, and, to date, it is not clear if any banks have relied on the guidance to take on legal cannabis companies as clients. The aforementioned policy can be changed, including in connection with the recent change in presidential administration, and any policy reversal and or retraction could result in legal cannabis businesses losing access to the banking industry.

Because the use, sale and distribution of cannabis remains illegal under federal law, most banks will not accept deposits from or provide other bank services to businesses involved with cannabis, and the banks that do provide banking services to companies related to the cannabis industry do not advertise their position and require greater oversight of the depositor relationship. The limited ability to open bank accounts may make it difficult for us to operate.

Although we currently have a bank account, our ability to open additional bank accounts or maintain our current accounts is subject to change. In the future may be difficult or impossible to deposit cannabis related funds and other amounts owed to the Company which may make it difficult for us to do business under the current business plans.

Our insurance coverage may be inadequate to cover all significant risk exposures.

Our business will be exposed to liabilities that are unique to the industry we operate in. While we intend to maintain insurance for certain risks, the amount of our insurance coverage may not be adequate to cover all claims or liabilities, and we may be forced to bear substantial costs resulting from risks and uncertainties of our business. It is also not possible to obtain insurance to protect against all operational risks and liabilities. The failure to obtain adequate insurance coverage on terms favorable to us, or at all, could have a material adverse effect on our business, financial condition and results of operations. Further, we do not have any business interruption insurance. Any business disruption or natural disaster could result in substantial costs and diversion of resources.

Additionally, we may have a more difficult time acquiring insurance that is otherwise readily available, such as property insurance, workers compensation, general liability, and directors and officers insurance, and may become more expensive because we may be deemed to participate either directly or indirectly in the cannabis industry. There are no guarantees that we will be able to find such insurances in the future, or that the cost will be affordable to them. If we are forced to go without such insurances, it may affect our decision business, may inhibit our growth, and may expose us to additional risk and financial liabilities.

Risks Associated with Our Capital Stock

Because we will become a reporting company under the Exchange Act by means other than a traditional underwritten initial public offering, we may not be able to attract the attention of research analysts at major brokerage firms.

Because we will not become a reporting company by conducting an underwritten initial public offering, or IPO, of our common stock, and because we will not be listed on a national securities exchange, security analysts of brokerage firms may not provide coverage of our company. In addition, investment banks may be less likely to agree to underwrite secondary offerings on our behalf than they might if we were to become a public reporting company by means of an IPO because they may be less familiar with our company as a result of more limited coverage by analysts and the media, and because we became public at an early stage in our development.

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Our common stock may become subject to the SEC's penny stock rules, which may make it difficult for broker-dealers to complete customer transactions and could adversely affect trading activity in our securities.

The SEC has adopted regulations which generally define "penny stock" to be an equity security that has a market price of less than $5.00 per share, subject to specific exemptions. The market price of our common stock may be less than $5.00 per share for some period of time and therefore would be a "penny stock" according to SEC rules, unless we are listed on a national securities exchange. Under these rules, broker-dealers who recommend such securities to persons other than institutional accredited investors must:

•	make a special written suitability determination for the purchaser;
•	receive the purchaser's prior written agreement to the transaction;
•	provide the purchaser with risk disclosure documents which identify certain risks associated with investing in "penny stocks" and which describe the market for these "penny stocks" as well as a purchaser's legal remedies; and
•	obtain a signed and dated acknowledgment from the purchaser demonstrating that the purchaser has actually received the required risk disclosure document before a transaction in a "penny stock" can be completed.

If required to comply with these rules, broker-dealers may find it difficult to effectuate customer transactions and trading activity in our securities may be adversely affected.

The market price of our common stock may be volatile and may fluctuate in a way that is disproportionate to our operating performance.

Our stock price may experience substantial volatility as a result of a number of factors, including:

•	sales or potential sales of substantial amounts of our common stock;
•	the success of competitive products or technologies;
•	announcements about us or about our competitors, including new product introductions and commercial results;
•	the recruitment or departure of key personnel;
•	developments concerning our licensors or manufacturers;
•	litigation and other developments;
•	actual or anticipated changes in estimates as to financial results, development timelines or recommendations by securities analysts;
•	variations in our financial results or those of companies that are perceived to be similar to us; and
•	general economic, industry and market conditions.

Many of these factors are beyond our control. The stock markets in general, and the market for cannabis companies in particular, have historically experienced extreme price and volume fluctuations. These fluctuations often have been unrelated or disproportionate to the operating performance of these companies. Broad market and industry factors could reduce the market price of our common stock, regardless of our actual operating performance.

We have never paid and do not intend to pay cash dividends.

We do not intend to declare dividends for the foreseeable future, as we anticipate that we will reinvest any future earnings in the development and growth of our business.

Our executive officers and directors, and affiliate shareholders, have the ability to control all matters submitted to stockholders for approval.

Our executive officers, directors, and affiliate shareholders hold collectively 46,635,119 shares of our outstanding common stock or 73.61% of the total vote, and as such, they would be able to control all matters submitted to our stockholders for approval, as well as our management and affairs. For example, these persons, if they choose to act collectively, would control the election of directors and approval of any merger, consolidation or sale of all or substantially all of our assets. This concentration of voting power could delay or prevent an acquisition of our company on terms that other stockholders may desire.

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Provisions under Delaware law could make an acquisition of our company more difficult, limit attempts by our stockholders to replace or remove our current management.

In addition to our corporate charter and our bylaws, because we are incorporated in Delaware, we are subject to the provisions of Section 203 of the Delaware General Corporation Law, which generally prohibits a Delaware corporation from engaging in any of a broad range of business combinations with any holder of at least 15% of our capital stock for a period of three years following the date on which the stockholder became a 15% stockholder.

We will incur increased costs as a result of operating as a public reporting company, and our management will be required to devote substantial time to new compliance initiatives.

As a public reporting company, we will incur significant legal, accounting and other expenses that we did not incur as a private company. In addition, the Sarbanes-Oxley Act of 2002 and rules subsequently implemented by the SEC, have imposed various requirements on public companies, including establishment and maintenance of effective disclosure and financial controls and corporate governance practices. Our management and other personnel will need to devote a substantial amount of time to these compliance initiatives. Moreover, these rules and regulations will increase our legal and financial compliance costs and will make some activities more time consuming and costly. For example, we expect that these rules and regulations may make it more difficult and more expensive for us to obtain director and officer liability insurance.

We currently have outstanding, and we may, in the future issue instruments which are convertible into shares of common stock, which will result in additional dilution to you.

We currently have an outstanding instrument which is convertible into shares of common stock, and we may need to issue similar instruments in the future. In the event that these convertible instruments are converted into shares of common stock outstanding stock, or that we make additional issuances of other convertible or exchangeable securities, you could experience additional dilution. Furthermore, we cannot assure you that we will be able to issue shares or other securities in any other offering at a price per share that is equal to or greater than the price per share paid by investors or the then current market price.

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Item 2. Financial Information.

The discussion of our financial condition and operating results should be read together with our accompanying audited consolidated financial statements included in this Registration Statement.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

Forward Looking Statements

You should read the following discussion of our financial condition and results of operations together with our audited consolidated financial statements and interim unaudited condensed consolidated financial statements and notes to such financial statements included elsewhere in this Form 10. The following discussion contains forward-looking statements that involve risks and uncertainties. The forward-looking statements are not historical facts, but rather are based on current expectations, estimates, assumptions and projections about our industry, business and future financial results. Our actual results could differ materially from the results contemplated by these forward-looking statements due to a number of factors, including those discussed under “Item 1A. Risk Factors” and other sections in this Form 10.

Overview

Item 9 Labs produces premium cannabis and cannabis related products in a rapidly growing market. We currently offer more than 300 products that we group in the following categories: flower; concentrates; distillates; and hardware. Our product offerings will continue to grow as we develop new products to meet the needs of the end-users. We make our products available to consumers through licensed dispensaries in Arizona. In just over a year from our first product delivery, Item 9 Labs’ products are now carried in more than 40 dispensaries throughout the state of Arizona.

We believe our past and future success is dependent upon our ongoing ability to understand the needs and desires of the consumers; and we develop and offer products that meet their needs.

The objective of Item 9 Labs is to leverage our assets (tangible and intangible) to fuel the growth of our share of the Arizona cannabis market, as well as expand the geographical reach of our products into markets outside of Arizona, with the ultimate goal of providing comfortable cannabis health solutions to a larger population in a manner that will create value for our shareholders.

We will expand into other markets through various methods, and will utilize strategic partnerships as necessary to provide the synergies to assist in our growth. As part of this expansion plan, we acquired land in Pahrump, Nevada to build our second production facility. Through partnerships, we obtained cultivation, production and distribution licenses in the state of Nevada. Additionally, we have plans to expand to an additional 6-8 markets by December 2019.

Results of Operations

For the Three Month Period Ended March 31, 2019, as Compared to the Comparable Prior Period Ended March 31, 2018

	March 31, 2019	March 31, 2018

Revenues, net	$1,130,270	$281,358
Cost of services	528,938	202,138
Gross profit	601,332	79,220

Operating expenses	1,413,281	106,813

Loss from operations	(811,949)	(27,593)

Other income	24,766	(500)

Noncontrolling interest	12,307	—
Income tax expense	(114,686)	—

Net Income (Loss)	$(889,562)	$(28,093)

Revenue

Revenue for the three months ended March 31, 2019 was $1,130,270, an increase of $848,912 or 302% compared to revenue of $281,358 for the three months ended March 31, 2018. This increase was primarily due to an overall increase in monthly sales as production and demand for our products grew. Additionally, $148,934 of the increase in revenues was attributable to the acquisition of Arizona DP Consulting, LLC in November 2018.

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Cost of Services

Costs of services for the three months ended March 31, 2019 was $528,938 and consists primarily of labor, materials, supplies and utilities. Costs of services as a percentage of revenues was 47% for the three months ended March 31, 2019 compared to the three months ended March 31, 2018 of 72% as certain costs, predominantly labor and materials, reduced per unit of production as operating efficiencies were gained.

Gross Profit

Gross profit for the three months ended March 31, 2019 was $601,332 compared to $79,220 for the three months ended March 31, 2018. Gross margin for the three months ended March 31, 2019 was 53% compared to 28% for the three months ended March 31, 2018. The increase was due to the continued improvement in the operating capacity of the Company’s cultivation and processing facilities.

Operating Expenses

Total operating expenses for the three months ended March 31, 2019 were $1,413,281 compared to $106,813 for the three months ended March 31, 2018, an increase of $1,306,468. Operating expenses as a percentage of gross profit increased from 135% to 235% for the periods compared. $891,335 of the operating expenses for the period ended March 31, 2019 were for corporate expenses, not directly related to generating revenue, but instead utilized for assembling the workforce and resources to manage the expansion plans we have in place. Management believes this ratio will decrease for current and future operations as the expectation is that revenues will grow at a much faster rate than operating expenses.

For the Six Month Period Ended March 31, 2019, as Compared to the Comparable Prior Period Ended March 31, 2018

	March 31, 2019	March 31, 2018

Revenues, net	$2,085,884	$505,682
Cost of services	1,005,156	309,763
Gross profit	1,080,728	195,919

Operating expenses	1,967,930	139,400

Loss from operations	(887,202)	56,519

Other income	46,222	(500)

Noncontrolling interest	60,190	—
Income tax expense	(207,399)	—

Net Income (Loss)	$(988,189)	$56,019

Revenue

Revenue for the six months ended March 31, 2019 was $2,085,884, an increase of $1,580,202 or 312% compared to revenue of $505,682 for the six months ended March 31, 2018. This increase was primarily due to an overall increase in monthly sales as production and demand for our products grew. Additionally, $148,934 of the increase in revenues was attributable to the acquisition of Arizona DP Consulting, LLC in November 2018.

Cost of Services

Costs of services for the six months ended March 31, 2019 was $1,005,156 and consists primarily of labor, materials, supplies and utilities. Costs of services as a percentage of revenues was 48% for the six months ended March 31, 2019 compared to the six months ended March 31, 2018 of 61% as certain costs, predominantly labor and materials, reduced per unit of production as operating efficiencies were gained.

Gross Profit

Gross profit for the six months ended March 31, 2019 was $1,080,728 compared to $195,919 for the six months ended March 31, 2018. Gross margin for the six months ended March 31, 2019 was 52% compared to 39% for the six months ended March 31, 2018. The increase was due to the continued improvement in the operating capacity of the Company’s cultivation and processing facilities.

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Operating Expenses

Total operating expenses for the six months ended March 31, 2019 were $2,192,930 compared to $139,400 for the six months ended March 31, 2018, an increase of $2,053,530. Operating expenses as a percentage of gross profit increased from 71% to 182% for the periods compared. $1,541,847 of the operating expenses for the six months ended March 31, 2019 were for corporate expenses, not directly related to generating revenue, but instead utilized for assembling the workforce and resources to manage the expansion plans we have in place. Management believes this ratio will decrease for current and future operations as the expectation is that revenues will grow at a much faster rate than operating expenses.

For the Fiscal Year Ended September 30, 2018 as Compared to annualized results for the Period from May 2, 2017 (Inception) September 30, 2017

	Year Ended September 30, 2018	For the Period from May 2, 2017 (Inception) through September 30, 2017 (ANNUALIZED)

Revenues, net	$1,401,858	$256,904
Cost of services	1,018,109	117,615
Gross profit	383,749	139,290

Operating expenses	1,037,567	578,068

Loss from operations	(653,818)	(438,778)

Other income	27,869	—

Income from disc Ops	21,280	—
Income tax expense	(88,826)	—

Net loss	$(604,669)	$(438,778)

Revenues

Total Revenues for the year ended September 30, 2018 were $1,401,858 compared to the annualized revenue for the period ended September 30, 2017 of $256,904, an increase of $1,144,954 or 446%. This increase was primarily due to an overall increase in monthly sales as production and demand for our products grew.

Costs of Services

Costs of services consist primarily of labor, materials, supplies and utilities. Costs of services as a percentage of revenues was 73% for the year ended September 30, 2018 compared to the annualized figure for the period ended September 30, 2017 of 46% as certain costs, predominantly labor and materials increased at a higher rate to ramp up production. Management believes these costs will increase at a much lower rate than revenues and production in future periods, which will lead to higher profit margins than these historical figures illustrate.

Gross Profit

Gross profit for the year ended September 30, 2018 was $383,749 compared to $139,290 for the year ended September 30, 2017. The increase was due to the ramp up in operations and continued improvement in the operating capacity of the Company’s cultivation and processing facilities.

Operating Expenses

Total operating expenses for the year ended September 30, 2018 were $1,037,567 compared to $578,068 for the annualized figures for the period ending September 30, 2017, an increase of $459,499. Operating expenses as a percentage of gross profit decreased from 415% to 270% for the periods compared. Management believes this ratio will continue to decrease for current operations as the expectation is that revenues will continue to grow at a much higher rate than operating expenses.

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FINANCIAL CONDITION, LIQUIDITY AND CAPITAL RESOURCES

Liquidity and Capital Resources

Our primary need for liquidity is to fund working capital requirements of our business, capital expenditures, acquisitions, debt service, and for general corporate purposes. Our primary source of liquidity is funds generated by financing activities and from private placements. Our ability to fund our operations, to make planned capital expenditures, to make planned acquisitions, to make scheduled debt payments, and to repay or refinance indebtedness depends on our future operating performance and cash flows, which are subject to prevailing economic conditions and financial, business and other factors, some of which are beyond our control.

As of March 31, 2019, the Company had $2,902,057 of cash and working capital of $4,183,050 (current assets minus current liabilities), compared with $1,674,266 of cash and $2,279,334 of working capital as of September 30, 2018. The increase of $1,903,716 in our working capital was primarily due to a $1,227,791 increase in cash largely resulting from cash received through a private placement. This was offset by a $340,900 increase in accounts receivable, a $468,268 increase in deferred costs and a capital outlay of $896,408 for construction projects. The Company is an early stage growth company. It is generating cash from sales and is investing its capital reserves in current operations and new acquisitions that will generate additional earnings in the long term. The Company expects that its cash on hand and cash flows from operations, along with private and/or public financing, will be adequate to meet its capital requirements and operational needs for the next 12 months.

Cash Flows

The following table summarizes the sources and uses of cash for each of the periods presented:

						Period from Inception (May 2, 2017)
	Three Months Ended		Six Months Ended		Year Ended	through
	March 31,		March 31,		September 30,	September 30,
	2019	2018	2019	2018	2018	2017
Net cash used in operating activities	$(876,088)	$(91,091)	$(1,690,804)	$(56,555)	$(972,263)	$(177,782)
Net cash used in investing activities	(976,247)	(20,900)	(2,481,408)	(46,651)	(362,881)	—
Net cash provided by financing activities	2,250,003	1,090,000	5,400,003	1,090,000	2,995,550	191,642

Net increase (decrease) in cash and cash equivalents	$397,668	$978,009	$1,227,791	$986,794	$1,660,406	$13,860

Operating Activities

During the three months ended March 31, 2019, operating activities used $876,088 of cash, primarily resulting from a net loss of $901,869 and a decrease in cash due to changes in operating assets and liabilities. Cash used by changes in operating assets and liabilities was primarily due to an increase in accounts payable of $52,213, offset by increases of $163,980 in accounts receivable, deferred costs of $132,557 and prepaid expenses of $137,667.

During the three months ended March 31, 2018, operating activities used $91,091 of cash, primarily resulting from a net loss of $28,093 and net cash used by changes in our operating assets and liabilities of $74,275. Cash used by changes in operating assets and liabilities was primarily due to an increase in accounts receivable of $63,053, and a decrease in accounts payable of $37,476.

During the six months ended March 31, 2019, operating activities used $1,690,804 of cash, primarily resulting from a net loss of $1,273,379, and a decrease in cash due to changes in operating assets and liabilities. Cash used by changes in operating assets and liabilities was primarily due to increases of $340,900 in accounts receivable, deferred costs of $468,268 and prepaid expenses of $139,037.

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During the six months ended March 31, 2018, operating activities used $56,555 of cash, primarily resulting from net income of $56,498 and net cash used by changes in our operating assets and liabilities of $136,921. Cash used by changes in operating assets and liabilities was primarily due to an increase in deferred costs of $125,926, and an increase in accounts payable of $34,223.

During the year ended September 30, 2018, operating activities used $972,263 of cash, primarily resulting from a net loss of $604,669 and net cash used in operating assets and liabilities of $402,870. Cash used by changes in operating assets and liabilities was primarily due to an increase in accounts payable of $57,660, accrued payroll of $36,733, and accrued income tax of $88,826, offset by an increase in deferred costs of $577,681.

During the period ended September 30, 2017, operating activities used $177,782 of cash, primarily resulting from a net loss of $181,522.

Investing Activities

During the three months ended March 31, 2019, investing activities used $976,247 of cash, consisting primarily of payments totaling $891,247 in purchases of property and equipment, and $200,000 in deposits made on a land acquisition offset by $115,000 in cash received on the receivable for the sale of Airware assets. During the three months ended March 31, 2018, investing activities used $20,900 of cash, consisting primarily of $47,263 in purchases of property and equipment, offset by $26,363 in cash received in the merger.

During the six months ended March 31, 2019, investing activities used $2,481,408 of cash, consisting primarily of payments totaling $896,408 in purchases of property and equipment, $1,500,000 used in acquiring the assets of AZ DP Consulting, LLC and $200,000 in deposits made on a land acquisition offset by $115,000 in cash received on the receivable for the sale of Airware assets. During the six months ended March 31, 2018, investing activities used $46,651 of cash, consisting primarily of $73,014 in purchases of property and equipment, offset by $26,363 in cash received in the merger

During the year ended September 30, 2018, investing activities used $362,881 of cash, consisting primarily of payments totaling $340,244 in purchases of property and equipment, $200,000 in deposits made on a land acquisition, and $210,000 in extending notes receivable offset by $300,000 in cash received on the sale of Airware assets. During the period ended September 30, 2017, there was no cash investing activity.

Financing Activities

During the three months ended March 31, 2019, financing activities provided $2,250,003, all of which was proceeds from the sale of common stock. During the three months ended March 31, 2018, financing activities provided $1,090,000 of cash, all of which was proceeds from the sale of common stock.

During the six months ended March 31, 2019, financing activities provided $5,400,003, all of which was proceeds from the sale of common stock. During the six months ended March 31, 2018, financing activities provided $1,090,000 of cash, all of which was proceeds from the sale of common stock.

During the year ended September 30, 2018, financing activities provided $2,995,550, which included proceeds from the sale of common stock of $1,495,550 and cash proceeds from a note payable of $1,500,000. During the period ended September 30, 2017, financing activities provided $191,642 of cash, all of which was from member contributions.

Anticipated Capital Requirements

We estimate that our capital requirements to implement our expansion plan over the next 18 months will be approximately $15,000,000 as described in the table below. These estimates may change significantly depending on the nature of our future business activities, expansion rollout, identification of suitable acquisition targets, and our ability to raise capital necessary to conduct the aforementioned activities. We further anticipate incurring additional costs and expenses for accounting, legal, and other miscellaneous fees relating to compliance with SEC requirements and the filing of the registration statement of which this prospectus forms a part.

Description	Estimated Expenses
Legal, Accounting & Other Registration Expenses	$350,000
Costs Associated with Being a Public Company	240,000
Trade Shows and Travel	50,000
Website Development	40,000
Rent	170,000
Advertising and Marketing	600,000
Staffing	2,750,000
General Working Capital	400,000
Cash Reserves	1,500,000
Business Acquisitions	7,000,000
License Applications	1,900,000
Total	$15,000,000

Given that our cash needs are strongly driven by our growth requirements, we also intend to maintain a cash reserve for other risk contingencies that may arise.

We intend to meet our cash requirements for the next 12 months through the use of the cash we have on hand and through business operations, future equity financing, debt financing, or other sources, which may result in further dilution in the equity ownership of our shares. We currently do not have any other arrangements in place to complete any private placement financings and there is no assurance that we will be successful in completing any such financings on terms that will be acceptable to us.

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Off-Balance Sheet Arrangements

We are not currently a party to, or otherwise involved with, any off-balance sheet arrangements that have or are reasonably likely to have a current or future material effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources.

Critical Accounting Policies

The preparation of financial statements and related disclosures in conformity with U.S. generally accepted accounting principles (“GAAP”) and the Company’s discussion and analysis of its financial condition and operating results require the Company’s management to make judgments, assumptions and estimates that affect the amounts reported in its consolidated financial statements and accompanying notes. Note 1, “Description of Business and Summary of Significant Accounting Policies,” of the Notes to Consolidated Financial Statements included in this Form 10, describes the significant accounting policies and methods used in the preparation of the Company’s consolidated financial statements. Management bases its estimates on historical experience and on various other assumptions it believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities. Actual results may differ from these estimates, and such differences may be material.

Management believes the Company’s critical accounting policies and estimates are those related to revenue recognition. Management considers these policies critical because they are both important to the portrayal of the Company’s financial condition and operating results, and they require management to make judgments and estimates about inherently uncertain matters. The Company’s management has reviewed these critical accounting policies and related disclosures.

Principles of Consolidation – The consolidated financial statements include the accounts of the Company, its wholly-owned subsidiaries and variable interest entities in which the Company is the primary beneficiary. Intercompany balances and transactions have been eliminated.

Use of Estimates – The preparation of financial statements in conformity with Generally Accepted Accounting Principles (“GAAP”) in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could materially differ from those estimates. Significant estimates of the Company include estimated useful lives of property and equipment, deferred income taxes, accruals and contingencies, goodwill, the fair value of common stock provided as consideration and the estimated fair value of stock options and warrants.

Cash – Cash represents cash on hand, demand deposits placed with banks and other financial institutions and all highly liquid instruments purchased with a remaining maturity of three months or less as of the purchase date of such investments. The Company maintains cash on deposit, which, can exceed federally insured limits. The Company has not experienced any losses on such accounts nor believes it is exposed to any significant credit risk on cash.

Fair Value of Financial Instruments – The carrying value of the Company’s financial instruments, consisting of cash, accounts receivable, accounts payable, and accrued expenses approximate fair value due to their short term to maturity.  The Company’s long-term receivable resulting from the sale of Airware was discounted to its estimated fair value on the date.

Revenue – The majority of the Company’s revenue is associated with a customer contract that represents an obligation to perform services that are delivered at a single point in time.  Any costs incurred prior to the period in which the services are performed to completion are deferred and recognized as cost of services in the period in which the performance obligations are completed. Since the Company’s revenue is generated from one customer contract, the Company does not have material contract assets or liabilities that fall under ASC 606. As of March 31, 2019 and 2018, 90% of the Company’s revenues was generated for performance obligations completed in the State of Arizona.

Intangible Assets Subject to Amortization – Intangible assets include trade name, customer relationships, website, and intellectual property obtained through a business acquisition. Intangible assets acquired in a business combination are recognized at fair value using generally accepted valuation methods deemed appropriate for the type of intangible assets acquired. Intangible assets with finite lives are amortized over their estimated useful life and are reported net of accumulated amortization, separately from goodwill.

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Goodwill – Goodwill represents the excess of the purchase price paid for the acquisition of a business over the fair value of the net tangible and intangible assets acquired. Goodwill is not subject to amortization and is tested annually for impairment, or more frequently if events or changes in circumstances indicate that the carrying value of goodwill may not be recoverable.

Income Taxes – The Company accounts for income taxes under FASB ASC 740, Income Taxes. Deferred income tax assets and liabilities are determined based upon differences between financial reporting and tax bases of assets and liabilities, and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

The Company files income tax returns in the U.S. federal jurisdiction and the State of Arizona. The Company is subject to U.S. federal, state, and local income tax examinations by tax authorities. All periods beginning on or after January 1, 2014 are open to examination by taxing authorities. The Company believes it has no tax positions for which the ultimate deductibility is highly uncertain.

Stock-Based Compensation – The Company follows the guidelines in FASB Codification Topic ASC 718-10 “Compensation-Stock Compensation”, which requires the measurement and recognition of compensation expense for all share-based payment awards made to employees and directors including employee stock options and employee stock purchases related to an Employee Stock Purchase Plan based on the estimated fair values.

Earnings (Loss) Per Share – Basic earnings per share does not include dilution and is computed by dividing loss available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted earnings per share reflects the potential dilution of securities that could share in the earnings of an entity. Dilutive securities are not included in the weighted average number of shares when inclusion would be anti-dilutive. At March 31, 2019, there were 593,402 shares underlying convertible notes payable, warrants and options.

Recently Issued Accounting Pronouncements

We do not expect the adoption of any recently issued accounting pronouncements to have a significant impact on our net results of operations, financial position, or cash flows.

Seasonality

We do not expect our sales to be impacted by seasonal demands for our products and services. Also, due to the fact we use indoor grow space, seasonality should not have any impact on our cultivation operations.

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Item 3. Properties.

Currently the Company leases approximately 2,000 square feet of office space in Phoenix, Arizona, at a monthly rent of $3,200. The lease includes all utilities, was effective until May 31, 2019, and is on a month to month basis going forward.

The Company owns approximately 50 acres in Southern Arizona that is zoned to grow and cultivate medical marijuana flower. The Company is currently utilizing 5 acres which was acquired in May 2017 which includes a 10,000 square foot, state-of-the-art indoor manufacturing facility with 10,000 square feet of additional capacity which passed inspections to operate June 4, 2019 and will begin production immediately. The facility now totals 20,000 square-feet consisting of 8 flower rooms, just over 1,000 square-feet of nursery space, an extraction laboratory, and an infusion kitchen for increased manufacturing capabilities. On April 20, 2018, the Company entered into an agreement for the purchase of approximately 44 acres of land from an affiliate of a founding member of BSSD, its now wholly owned subsidiary. The purchase price of the property was$3,000,000, payable as follows; (i) $200,000 deposited with escrow agent as an initial earnest money deposit in April 2018, (ii) on or before February 1, 2019, the Company will deposit an additional $800,000 into escrow as additional earnest money deposit and (iii) the balance of the purchase price shall be paid via a promissory note. The earnest money amounts are non-refundable. The Company has negotiated an amendment to this agreement that will spread the $800,000 payment over the course of 4 months through June 30, 2019. As of March 31, 2019, the Company had paid a total of $400,000 which was deposited in escrow, and classified as a long-term asset on the consolidated balance sheet as of March 31, 2019. As of the date of these financial statements, a total of $600,000 has been deposited in escrow.

Item 4. Security Ownership of Certain Beneficial Owners and Management.

The following tables set forth, as of June 24, 2019, certain information concerning the beneficial ownership of our capital stock by:

•	each stockholder known by us to own beneficially 5% or more of any class of our outstanding stock;
•	each director;
•	each named executive officer;
•	all of our executive officers and directors as a group; and
•	each person, or group of affiliated persons, who is known by us to beneficially own more than 5% of any class of our outstanding stock.

As of March 31, 2019, the Company had authorized 2,000,000,000 shares of common stock, par value $0.0001, of which there were 63,098,334 shares of common stock outstanding. As of June 24, 2019, there were 63,358,342 shares of common stock issued and outstanding.

Beneficial ownership is determined in accordance with the rules and regulations of the SEC and includes voting or investment power with respect to our common stock. Shares of our common stock subject to options that are currently exercisable or exercisable within 60 days of June 24, 2019 are considered outstanding and beneficially owned by the person holding the options for the purpose of calculating the percentage ownership of that person but not for the purpose of calculating the percentage ownership of any other person. Except as otherwise noted, we believe the persons and entities in this table have sole voting and investing power with respect to all of the shares of our common stock beneficially owned by them, subject to community property laws, where applicable.

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Security Ownership of Certain Beneficial Owners & Management

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percentage of Beneficial Ownership (1)
Directors and Officers: (1)
Bryce Skalla (2)(10)	5,503,878	8.69%

Sara Gullickson (3)	2,305,000	3.64%

Robert Mikkelsen(4)	0	0.00%

Jeffrey Rassas (5)	1,833,349	2.89%

Ronald L. Miller, Jr. (6)	32,501	0.05%

Andrew Bowden (7)	5,200,000	8.21%

Christopher Wolven (8)	259,615	0.41%

All directors and officers as a group (6 people)	15,134,343	23.89%

Beneficial Shareholders greater than 5%
Stockbridge Enterprises LP (9)
7377 E Doubletree Ranch Rd Suite 200	4,964,048	7.83%
Scottsdale, AZ 85258
Sean Dugan (10)	8,224,712	12.98%

Mark Murro III (10)	6,227,044	9.83%

Andrew Poirier (10)	7,978,045	12.59%

Carlos Curiel (10)	4,106,924	6.48%

(1) Applicable percentage of ownership is based on 63,358,342 shares of common stock outstanding on June 24, 2019. Percentage ownership is determined based on shares owned together with securities exercisable or convertible into shares of common stock within 60 days of June 24, 2019, for each stockholder. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of common stock subject to securities exercisable or convertible into shares of common stock that are currently exercisable or exercisable within 60 days of June 724, 2019, are deemed to be beneficially owned by the person holding such securities for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Our common stock is our only issued and outstanding class of securities eligible to vote. Unless otherwise stated, all shareholders can be reached at mailing address 1809 E Bethany Home Rd., Phoenix, AZ 85016

(2) Bryce Skalla is the Company’s President and Director. Mr. Skalla’s beneficial ownership consists of 5,003,878 shares of restricted common stock held in his name and 500,000 shares held by a minor.

(3) Sara Gullickson is the Company’s CEO and member of the board of directors, and former President. Ms. Gullickson’s beneficial ownership consists of 2,305,000 shares which were acquired as consideration for the sale and purchase of Dispensary Permits assets on November 26, 2018.

(4) Robert Mikkelsen is the Company’s CFO, Secretary and Treasurer. His beneficial ownership includes 0 shares of restricted common stock.

(5) Jeffrey Rassas is Executive Chairman. The shares are held by Hayjour Family Limited Partnership, an entity controlled by Mr. Rassas, as such Mr. Rassas’ beneficial ownership includes: 1,788,903 shares of restricted common stock and 44,446 shares issuable upon the exercise of stock options which have vested as of the date of this report.

(6) Ronald L. Miller, Jr. is a Director of the Company. Mr. Miller’s beneficial ownership includes 30,000 shares issuable upon exercise of stock options which have vested as of the day of this report and 2,501 total shares purchased in May 2014, some of which were purchased by Windsor Westfield Management, LLC and some by Chickamauga Enterprises, L.P. Both companies are indirectly controlled by Mr. Miller. The remaining 376 shares are held directly by Mr. Miller.

(7) Andrew Bowden is a Director of the Company as of September 11, 2018. Mr. Bowden’s beneficial ownership consists of 200,000 shares purchased via private placement in March 2018 by EBAB, LLC, which is controlled by Mr. Bowden, and 5,000,000 shares purchased by Viridis Group I9 Capital LLC, an entity controlled by Mr. Bowden pursuant to the Purchase Agreement dated October 17, 2018,

(8) Christopher Wolven is Chief Operating Officer and his beneficial ownership consists of 259,615 shares of common stock.

(9) Stockbridge Enterprises LP is an Arizona limited partnership controlled by Mitchell A. Saltz, Chairman and Managing Partner.

(10) Skalla, Dugan, Murro, Poirier and Curiel were members of BSSD. On March 20, 2018, the Company closed on an Agreement and Plan of Exchange to acquire all of the membership interests of BSSD in exchange for newly issued restricted shares of the Company’s common which were distributed pro-rata to the BSSD members.

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Item 5. Directors and Executive Officers.

The following table sets forth certain information regarding our current executive officers and directors as of June 24, 2019:

Name	Age	Position
Sara Gullickson	35	Chief Executive Officer and Director
Bobby Mikkelsen	38	Chief Financial Officer, Secretary, Treasurer
Bryce Skalla	38	President and Director
Jeffrey Rassas	57	Executive Chairman
Chris Wolven	37	Chief Operating Officer
Ronald L. Miller, Jr.	55	Director
Andrew Bowden	31	Director

Our directors are appointed for a one-year term to hold office until the next annual general meeting of our shareholders or until removed from office in accordance with our bylaws. Our officers are appointed by our board of directors and hold office until removed by the board. All officers and directors listed above will remain in office until the next annual meeting of our stockholders, and until their successors have been duly elected and qualified. There are no agreements with respect to the election of Directors. Our Board of Directors appoints officers annually and each executive officer serves at the discretion of our Board of Directors.

Except Mr. Miller, as set forth in his biography below, none of the directors held any directorships during the past five years in any company with a class of securities registered pursuant to Section 12 of the Exchange Act or subject to the requirements of Section 15(d) of such act, or of any company registered as an investment company under the Investment Company Act of 1940.

Director and Officer Biographical Information

Sara Gullickson

Chief Executive Officer of Item 9 Labs Corp, Sara Gullickson is also the Founder and CEO of Dispensary Permits, a nationally recognized cannabis consulting firm that’ assets were acquired by Item 9 Labs on November 26, 2018. Established in 2010, Dispensary Permits has secured dozens of cannabis license wins across 13 competitive state markets. One of the nation’s leading consultants for the industry, Gullickson was named one of Herb Magazine’s Top Ten Cannabis Entrepreneurs and Phoenix Business Journal’s Top Forty Under 40 in 2018.  She has operational and dispensary opening experience from the East to the West Coast. This year, she was approved for provisional medical cannabis cultivation and processing license for Strive Wellness of Nevada, LLC, as part owner, Gullickson will serve as Chief Operating Officer of this new Nevada expansion company.

An industry spokesperson, Gullickson headlined the cannabis tracks at the 2017 Real Estate Wealth Expo in Los Angeles and 2018 Real Estate Wealth Expo in Toronto. Gullickson has also presented at MJBizCon, World Medical Cannabis Conference & Expo, Dispensary Next, Cannabis World Congress and Business Expo, MJAC Investorshub International Conference, Women Grow Leadership Summit, and other national business events. Gullickson also assists new states and countries with their government processes, and has advocated for improved medical cannabis policy at Lobby Days in Washington, D.C, and at the Phoenix Capitol. Gullickson has also worked with clients in South America, Europe, and Australasia to develop their hemp and cannabis programs.

Gullickson obtained a Bachelor of Arts in Communication from Arizona State University and a Masters in Business Administration, Marketing, from Keller Graduate School.

Bobby Mikkelsen

Robert E. Mikkelsen is a Certified Public Accountant (CPA) in the State of Arizona and received his Bachelors degree in accounting in 2004 from the Eller College of Business, University of Arizona. After graduating from The Eller College of Business, Mr. Mikkelsen went on to work as an auditor for Henry & Horne, LLP in Arizona. Moving up the ranks quickly to Audit Manager, Mr. Mikkelsen utilized his analytical thinking and problem-solving skills to implement effective and efficient changes to the audit process as well as add value to the clients he served. Mr. Mikkelsen has worked with a client base that is diverse in both size and industry, working with small non-profits, large government agencies, and medium sized business, including those in health care, mental health, and pharmaceutical industries. After 11 years, in January 2016, Mr. Mikkelsen started his own firm, Mikkelsen CPA, LLC which focuses on serving clients in various industries with accounting, tax, and CFO Solutions. Mr. Mikkelsen is a member of the American Institute of Certified Public Accountants.

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Bryce Skalla

As President of Item 9 Labs Corp, Bryce Skalla manages the Company’s day-to-day business operations. Prior to the Airware merger, Mr. Skalla was the co-founder & CEO of Item 9 Labs. As one of the founders and architects of Item 9’s business model, Mr. Skalla was instrumental in establishing Item 9 Labs as one of Arizona’s leading cannabis consulting companies and producers of high quality medical marijuana flower and products over the course of three years. During that period, he designed, developed, and capitalized on strategic opportunities, taking Item 9 from a 1,000 square-foot Caregiver Cultivation warehouse into the highly regulated Arizona Medical Marijuana industry with fifty acres zoned for cultivation.

Previously, Mr. Skalla operated a professional consulting firm focused around business solutions, from advertising and marketing services, to business structure and development. Mr. Skalla’s decision to enter the industry followed a diagnosis with a serious medical condition where he received Interferon, the most accepted medical treatment at the time. During this long and arduous treatment, he experienced firsthand the benefits of medical marijuana, which enabled him to successfully complete his medical regimen. Since this life changing experience, Mr. Skalla has dedicated himself to the normalizing and furthering of the education and use of medical cannabis.

Mr. Skalla obtained a certification in psychiatric rehabilitation from the Association of Psychiatric Rehabilitation Practitioners in 2008.

Jeffrey Rassás

Mr. Rassás serves as Executive Chairman of Item 9 Labs Corp. where he previously served as Chief Strategy Officer since April, 2018. Mr. Rassás is charged with guiding the Company’s strategic growth and advising the CEO and management team. Mr. Rassás is a twenty-year veteran of entrepreneurial ventures and business management. He has extensive experience in funding, leading, developing and performing corporate turnarounds for numerous private and public start-up ventures, across a variety of industries. Mr. Rassás served as CEO, President and Chairman of the Board of Airware Labs Corp since December 2012 Mr. Rassás served as CEO and Chairman of the Board of YouChange Holdings Corp, a publicly traded company on the OTC:QB trading symbol ticker YCNG. Mr. Rassás served as CEO of Global Alerts, a holding company for Earth911.com, Amberalert.com and Pets911.com, later merging with YouChange Holdings Corp and acquiring Quest Recycling to form Quest Resource Holdings Corporation now trading on NASDAQ under the ticker symbol, QRHC

Prior to these executive-level posts, Mr. Rassás was Co-chairman and CEO of ImproveNet, Inc., which he acquired through a merger in 2002, and later sold to IAC/InterActiveCorp (IACI). In addition, Mr. Rassás served as founder, CEO, and Chairman of the Board of EBIZ Enterprises, a publicly traded Linux solutions provider.

Chris Wolven

Mr. Wolven was with Fox Restaurant Concepts for over 6 years, where he was the Brand Chef in charge of 5,000 employees and $100M in annual revenues for multiple restaurant concepts nationwide. Wolven comes from a fine-dining background and landed in Culinary Dropout at The Yard (another Fox Concept Restaurant) for its opening year before transitioning over to open The Henry, a two story restaurant, where Fox Concepts corporate office is located. The Henry also houses Fox Restaurant’s new Test Kitchen where chefs of the other 14 restaurants learn and experiment with new recipes in the test kitchen.

Ronald L. Miller, Jr.

Mr. Miller has served as Vice President, Chief Financial Officer, and Secretary of THAT’S EATERTAINMENT CORP., or TEC, since December 2015. Mr. Miller has been a principal of a predecessor and current subsidiary of TEC since February 2014 and has served as its Chief Financial Officer since April 2015. Mr. Miller also has served as a director and Chairman of the Audit Committee of Quest Resource Holding Corporation since October 2012. Quest is publicly traded on Nasdaq under the ticker symbol QRHC. Mr. Miller served as a director of one of Quest’s predecessors, Earth911, from July 2010 to October 2012. Mr. Miller served as Chief Executive Officer of Southwest Capital Partners , LLC, an investment banking firm, from September 2009 to March 2015. He served as a Managing Director of CKS Securities LLC, an investment banking firm, from February 2010 to December 2011. Mr. Miller served as Vice Chairman of Miller Capital Markets, LLC, a Scottsdale, Arizona headquartered boutique investment banking firm from May 2009 to August 2009. He served as Chief Executive Officer of Alare Capital Partners, LLC, a Scottsdale-based investment banking and strategic advisory firm, from September 2005 to May 2009. From 2001 to 2005, Mr. Miller served as a Managing Director of The Seidler Companies Incorporated, an investment banking firm and member of the NYSE. Mr. Miller served from 1998 to 2001 as a Senior Vice President and was instrumental in the opening of the Phoenix, Arizona office of Wells Fargo Van Kasper. From 1994 to 1998, Mr. Miller served as Senior Vice President of Imperial Capital, and from 1993 to 1994, was associated with the Corporate Finance Department of Ernst & Young. Mr. Miller began his career in the M&A department of PaineWebber, Inc.

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Andrew Bowden

Andrew Bowden is Co-Founder and CEO of Viridis, dba Bowden Investment Group , a strategic partner of the Company. Andrew Bowden co-founded Rocky Range Investments, a real estate company centered on buying and remodeling luxury condos in Colorado and Arizona, and VIRIDIS Group, with his father Doug Bowden in January of 2013. As a commercial real estate investor and developer, he spearheaded the first net-zero energy multifamily apartment complex in Arizona as well as the first off-grid multifamily home in the United States. He is also co-owner of a Cross Fit gym in Phoenix, Arizona. Additionally, Andrew is an active member of the Suns Charities 88 young professionals group. Andrew received his Bachelor degree from South Dakota State University in Brookings, SD where he also worked as a flight instructor where he instructed students anywhere from their Private pilot license to Certified Flight Instructors Certificate. In his own life Andrew saw first-hand how medical cannabis greatly reduced the side effects his mother experienced as she went through breast cancer treatment.

Identification of Significant Employees

We have no significant employees other than our officers and directors.

Family Relationship

We currently do not have any officers or directors of our Company who are related to each other, with the exception of Mr. Wolven who is the son in law of Mr. Rassas.

Involvement in Certain Legal Proceedings

To the best of our knowledge, none of our directors or executive officers has, during the past ten years:

(1) had a petition under the Federal bankruptcy laws or any state insolvency law filed by or against, or a receiver, fiscal agent or similar officer was appointed by a court for the business or property of such person, or any partnership in which he was a general partner at or within two years before the time of such filing, or any corporation or business association of which he was an executive officer at or within two years before the time of such filing;

(2) has been convicted in a criminal proceeding or is a named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses);

(3) has been the subject of any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining him from, or otherwise limiting, the following activities:

(i) Acting as a futures commission merchant, introducing broker, commodity trading advisor, commodity pool operator, floor broker, leverage transaction merchant, any other person regulated by the Commodity Futures Trading Commission, or an associated person of any of the foregoing, or as an investment adviser, underwriter, broker or dealer in securities, or as an affiliated person, director or employee of any investment company, bank, savings and loan association or insurance company, or engaging in or continuing any conduct or practice in connection with such activity;

(ii) Engaging in any type of business practice; or

(iii) Engaging in any activity in connection with the purchase or sale of any security or commodity or in connection with any violation of Federal or State securities laws or Federal commodities laws;

(4) has been the subject of any order, judgment or decree, not subsequently reversed, suspended or vacated, of any Federal or State authority barring, suspending or otherwise limiting for more than 60 days the right of such person to engage in any activity described in (3)(i) above, or to be associated with persons engaged in any such activity;

(5) has been found by a court of competent jurisdiction in a civil action or by the Commission to have violated any Federal or State securities law, and the judgment in such civil action or finding by the Commission has not been subsequently reversed, suspended, or vacated;

(6) has been found by a court of competent jurisdiction in a civil action or by the Commodity Futures Trading Commission to have violated any Federal commodities law, and the judgment in such civil action or finding by the Commodity Futures Trading Commission has not been subsequently reversed, suspended or vacated;

(7) has been the subject of, or a party to, any Federal or State judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated, relating to an alleged violation of:

(i) Any Federal or State securities or commodities law or regulation; or

(ii) Any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order; or

(iii) Any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

(8) has been the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act (15 U.S.C. 78c(a)(26))), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act (7 U.S.C. 1(a)(29))), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

Audit Committee and Audit Committee Financial Expert

On June 21, 2019, the Company established an audit committee and adopted its audit committee charter. The Company does have an audit committee financial expert (as defined in Item 407 of Regulation S-K) serving on its Board of Directors. All current members of the Board of Directors have sufficient financial expertise for overseeing financial reporting responsibilities.

The Company's audit committee consists of two independent members of the board of directors. The audit committee's duties include, but are not limited to, recommending to the Company's board of directors the engagement of an independent registered public accounting firm to audit the Company's financial statements and to review the Company's accounting and auditing principles. The audit committee reviews the scope, timing and fees for the annual audit and the results of audit examinations performed by the internal auditors and independent registered public accounting firm, including their recommendations to improve the system of accounting and internal controls. The audit committee will at all times be composed exclusively of directors who are, in the opinion of the Company's board of directors, free from any relationship which would interfere with the exercise of independent judgment as a committee member and who possess an understanding of financial statements and generally accepted accounting principles.

Code of Conduct and Ethics

On June 21, 2019, the Company's Board of Directors established and adopted a Code of Conduct and Ethics (the "Code") that applies to our directors, officers and employees, including our Chief Executive Officer and Chief Financial Officer.

30

Item 6. Executive Compensation.

Compensation of Officers Summary Compensation Table

The following tables set forth certain information about compensation paid, earned or accrued for services by our executive officers in the fiscal years ended September 30, 2018, and September 30, 2017.

A summary of cash and other compensation paid in accordance with management consulting contracts for our executives and directors for the most recent two years is as follows:

Name and Principal					Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Nonqualified Deferred Compensation Earnings	All other compensation	Total
Position	Title	Year	Salary ($)	Bonus ($)	($)	($)	($)	($)	($)	($)
(a)		(b)	(c)	(d)	(e)	(f)(9)	(g)	(h)	(i)	(j)
Sara Gullickson(1)	CEO and	2018	$31,250	$0	$0	$0	0	0	0	$31,250
	Director	2017	$0	$0	$0	$0	0	0	0	$0
Robert Mikkelsen(2)	CFO, Secretary	2018	$9,998	$0	$0	$0	0	0	0	$9,998
	and Treasurer	2017	$0	$0	$0	$0	0	0	0	$0
Bryce Skalla (3)	President and	2018	$66,773	$0	$0	$9,054	0	0	0	$75,827
	Director	2017	$0	$0	$0	$0	0	0	0	$0
Jeffrey Rassas (4)	Chairman	2018	$149,045	$0	$0	$9,054	0	0	0	$158,099
	Former CSO	2017	$30,000	$0	$0	$0	0	0	0	$30,000
Chris Wolven(5)	COO	2018	$0	$0	$0	$0	0	0	0	$0
		2017	$0	$0	$0	$0	0	0	0	$0
Ronald L. Miller Jr.(6)	Director	2018	$0	$0	$0	$9,054	0	0	0	$9,054
		2017	$0	$0	$0	$0	0	0	0	$0
Andrew Bowden (7)	Director	2018	$0	$0	$0	$0	0	0	0	$0
		2017	$0	$0	$0	$0	0	0	0	$0
Jessica Smith (8)	Former CFO	2018	$57,500	$0	$0	$0	0	0	0	$57,500
		2017	$30,000	$0	$0	$0	0	0	0	$30,000

Notes to Summary Compensation Table:

(1)	On November 26, 2018, the Company entered into an Employment Agreement with Gullickson for a term of 3 years at a base salary of $200,000 per year with incentive and performance bonuses. This agreement supersedes and replaces the prior consulting agreement with Ms. Gullickson in which Sara was paid under during the 2018 fiscal year

(2)	On October 15, 2018, Mikkelsen accepted the position of CFO with an annual salary of $130,000. Mikkelsen was compensated in 2018 for services provided to the company under a consulting agreement.

(3)	On March 26, 2018, Skalla was accepted the position of CEO then moved to the position of President on November 26, 2018. Skalla was also granted $7,500 in stock options on May 8, 2018.

(4)	On July 16, 2013, the Company entered into a Severance Agreement (the “Agreement”) with Jeffrey Rassas, the Company’s Chief Executive Officer (“Mr. Rassas”) pursuant to which Mr. Rassas will be entitled to the following severance benefits: (i) the Company shall pay to Mr. Rassas his base salary for a period of 12 months following termination without cause; (ii) Mr. Rassas shall be paid any earned and unpaid bonus due; and, (iii) and all unvested stock-based compensation held by Mr. Rassas shall vest as of the date of termination. The preceding description of the Agreement is a brief summary of its terms and does not purport to be complete, and is qualified in its entirety by reference to the Severance Agreement, a copy of which was filed as Exhibit 10.1 to the Current Report on Form 8-K filed with the Commission on July 16, 2013 and is incorporated herein by reference. Rassas was also granted $7,500 in stock options on May 8, 2018.

(5)	In January 2019, Wolven accepted the position of COO with an annual salary of $150,000. Wolven’s compensation includes $25,000 in stock options vesting every 90 days

(6)	On May 8, 2018, Miller was granted stock options totaling $7,500. Miller received no cash compensation during the fiscal year 2018, though beginning in January 2019 receives $2,000 for service on the board.

(7)	Bowden received no cash compensation during fiscal year 2018, though beginning in January 2019 receives $2,000 for services on the board.
(8)

On September 20, 2012, the Company entered into an agreement with a company owned by its former CFO for her services as CFO on a contract basis in exchange for a fixed monthly fee; Ms. Smith resigned effective October 15, 2018.

(9)

On May 8, 2018, the Company granted 22,500 stock options to board members. The options are exercisable at $2.40 per share with a ten year term. The options will vest equally over three years unless there is a change of control of the Company. The Company has calculated the estimated fair market value of the options granted using the Black-Scholes Option Pricing model and the following assumptions: stock price at valuation, $2.40, expected term of 10 years, exercise price of $2.40, a risk free interest rate of 1.41%, a dividend yield of 2.99% and a volatility of 34.72%.

31

Consulting Agreements, Employment Agreements and Other Arrangements

Other than the foregoing as set forth in the Notes to Summary Compensation Table, the Company has no agreement that provides for payment to executive officers at, following, or in connection with the resignation, retirement or other termination, or a change in control of Company or a change in any executive officer's responsibilities following a change in control.

Outstanding Equity Awards at Fiscal Year-End

The table below summarizes the outstanding equity awards to our executive officers and directors as of March 31, 2019.

OPTION AWARDS
Name	Number of Common Shares Underlying Unexercised Options (#) Exercisable	Number of Common Shares Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date
Sara Gullickson	nil	nil	nil	—	—
Total	nil	nil	nil	—	—
Robert Mikkelsen	nil	nil	nil	—	—
Total	nil	nil	nil	—	—
Bryce Skalla	0	7,500	nil	$2.40	5/8/2028
Total	nil	7,500	nil	—	—
Jeffrey Rassas	33,334	16,667	nil	$6.00	1/25/2023
	5,556	11,112	nil	$2.20	10/4/2023
	5,556	11,112	nil	$5.00	9/5/2024
	0	7,500	nil	$2.40	5/8/2028
Total	44,446	38,889	nil	—	—
Chris Wolven	nil	nil	nil	—	—
Total	nil	nil	nil	—	—
Ronald L. Miller, Jr.	nil	7,500	nil	$2.40	5/8/2028
Total	nil	7,500	nil	—	—
Andrew Boden	nil	nil	nil	—	—
Total	nil	nil	nil	—	—

There are 249,991 total options outstanding as of March 31, 2019

Stock Option Plan and other Employee Benefits Plans

On June 21, 2019, our board and shareholders voted to approve the 2019 Equity Incentive Plan (the “2019 Plan”). Pursuant to the 2019 Plan, the maximum aggregate number of Shares available under the Plan through awards is the lesser of: (i) 6,000,000 shares, increased each anniversary date of the adoption of the plan by 2 percent of the then-outstanding shares, or (b) 10,000,000 shares. We have 6,000,000 shares available for issuance under the 2019 Plan.

Compensation of Directors

As of September 30, 2018, there is no cash compensation paid to directors for their service on our board of directors, however, beginning in January 2019 independent board members receive $2,000 per month for service on the board.

Compensation Committee

On June 21, 2019, the Company's Board of Directors established a compensation committee of the Board of Directors and adopted a Compensation Committee Charter. The Compensation Committee is made up of three members, two of which are independent members of the Board of Directors, each of whom will serve for a term of one year. The purpose of the Committee is to assist the Board in fulfilling its oversight responsibilities related to the Company's compensation structure and compensation, including equity compensation, if any, paid by the Company.

32

Code of Ethics

Our Board of Directors adopted a Code of Conduct and Ethics (the "Code") on June 21, 2019, which applies to our officers, directors and employees. The purpose of the Code is to deter wrongdoing and to promote:

•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;
•	full, fair, accurate, timely and understandable disclosure in reports and documents that the Company files with, or submits to, the Securities and Exchange Commission ("SEC") or NASDAQ, and in other public communications made by the Company;
•	compliance with applicable laws and governmental rules and regulations;
•	the prompt internal reporting of violations of the Code to an appropriate person or persons identified in the Code; and
•	accountability for adherence to the Code.

A copy of the Code is filed herewith as Exhibit 14.1 and is incorporated herein by reference.

33

Item 7. Certain Relationships and Related Transactions, and Director Independence.

Director Independence

For purposes of determining director independence, we have applied the definitions set out in NASDAQ Rule 5605(a)(2). The OTCBB on which shares of common stock are quoted does not have any director independence requirements. The NASDAQ definition of “Independent Director” means a person other than an Executive Officer or employee of the Company or any other individual having a relationship which, in the opinion of the Company's Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

According to the NASDAQ definition, Sara Gullickson, Bryce Skalla and Jeffrey Rassas are not independent directors because each is also an executive officer of the Company. According to the NASDAQ definition, Ronald L. Miller, Jr. and Andrew Bowden are independent directors. All current directors are or may become in the future shareholders of the Company.

Related Party Transactions

March 20, 2018, the Company issued 40,355,771 post-split shares of common stock to the members of BSSD for their membership interests.

The Company has entered into an agreement as of April 20, 2018 for the purchase of land. The land owner is one of the original members of BSSD and a current employee of the Company.

The Company has entered into a Loan and Revenue Participation Agreement and Promissory Note with Viridis. The member of Viridis was elected to the Company’s board of directors on December 21, 2018.

As discussed in the Description of the Business section of Note 1 and in Note 2 of the financial statement disclosures for the period ended March 31, 2019, the Company is involved in transactions with companies that are owned in whole, or in part by the Company’s CEO, Sara Gullickson.

Other than the foregoing, none of the directors or executive officers of the Company, nor any person who owned of record or was known to own beneficially more than 5% of the Company’s outstanding shares of its Common Stock, nor any associate or affiliate of such persons or companies, has any material interest, direct or indirect, in any transaction that has occurred during the past fiscal year, or in any proposed transaction, which has materially affected or will affect the Company.

With regard to any future related party transaction, we plan to fully disclose any and all related party transactions in the following manner:

•	Disclosing such transactions in reports where required;

•	Disclosing in any and all filings with the SEC, where required;

•	Obtaining disinterested directors consent; and

•	Obtaining shareholder consent where required.

Review, Approval or Ratification of Transactions with Related Persons

We are a smaller reporting company as defined by Rule 12b-2 of the Securities Exchange Act of 1934 and are not required to provide the information under this item.

Item 8. Legal Proceedings.

From time to time, we may become involved in various lawsuits and legal proceedings which arise in the ordinary course of business. However, litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm our business. We are not presently a party to any material litigation, nor to the knowledge of management is any litigation threatened against us, which may materially affect us.

34

Item 9. Market Price of and Dividends on the Registrant’s Common Equity and Related Stockholder Matters.

Market Information

Our common stock is currently quoted on the OTC Bulletin Board. Our common stock has been quoted on the OTC Bulletin Board since November 3, 2011 under the symbol “CDYY.OB.” On November 9, 2012, our symbol was changed to “AIRW.OB” to reflect the Company’s name change. On December 21, 2016 we filed a Form 15-12G and down listed to the OTC Pink sheets. On April 27, 2018, the Company’s ticker symbol was changed to “INLB”. Because we are quoted on the OTC Markets , our common stock may be less liquid, receive less coverage by security analysts and news media, and generate lower prices than might otherwise be obtained if it were listed on a national securities exchange.

The following table sets forth the high and low bid prices for our Common Stock per quarter as reported by the OTC Bulletin Board for the quarterly periods indicated below based on our fiscal year end September 30. Our common stock began trading in 2012. These prices represent quotations between dealers without adjustment for retail mark-up, markdown or commission and may not represent actual transactions.

Fiscal Quarter	High	Low
First Quarter (Oct. 1, 2016 – Dec. 31, 2016)	$2.00	$0.642
Second Quarter (Jan. 1, 2017 – Mar. 31, 2017)	1.58	0. 79
Third Quarter (Apr. 1, 2017 – Jun. 30, 2017)	1.40	0.54
Fourth Quarter (Jul. 1, 2017 – Sept. 30, 2017)	0.70	0.50

First Quarter (Oct. 1, 2017 – Dec. 31, 2017)	$3.40	$0.252
Second Quarter (Jan. 1, 2018 – Mar. 31, 2018)	2.80	1.80
Third Quarter (Apr. 1, 2018 – Jun. 30, 2018)	4.20	2.20
Fourth Quarter (Jul. 1, 2018 – Sept. 30, 2018)	3.00	1.65

First Quarter (Oct. 1, 2018 – Dec. 31, 2018)	$7.00	$1.50
Second Quarter (Jan. 1, 2019 – Mar. 31, 2019)	$6.00	$3.50

Record Holders

As of June 24, 2019, there were 63,358,342 common shares issued and outstanding, which were held by 286 stockholders of record.

Dividends

We have never declared or paid any cash dividends on our common stock nor do we anticipate paying any in the foreseeable future. Furthermore, we expect to retain any future earnings to finance our operations and expansion. The payment of cash dividends in the future will be at the discretion of our Board of Directors and will depend upon our earnings levels, capital requirements, any restrictive loan covenants and other factors the Board considers relevant.

Securities Authorized for Issuance under Equity Compensation Plans

On June 21, 2019, our shareholders voted to approve the 2019 Equity Incentive Plan (the “2019 Plan”). Pursuant to the 2019 Plan, the maximum aggregate number of Shares available under the Plan through awards is the lesser of: (i) 6,000,000 shares, increased each anniversary date of the adoption of the plan by 2 percent of the then-outstanding shares, or (b) 10,000,000 shares.. We have 6,000,000 shares available for issuance under the 2019 Plan.

35

Item 10. Recent Sales of Unregistered Securities.

The following information represents securities sold by the Company within the past three years which were not registered under the Securities Act. Included are sales of reacquired securities, as well as new issues, securities issued in exchange for property, services, or other securities, and new securities resulting from the modification of outstanding securities.

Date of Transaction	Transaction type (e.g. new issuance, cancellation, shares returned to treasury)	Number of Shares Issued (or cancelled)	Class of Securities	Value of shares issued ($/per share) at Issuance	Were the shares issued at a discount to market price at the time of issuance? (Yes/No)	Individual/ Entity Shares were issued to (entities must have individual with voting / investment control disclosed).	Reason for share issuance (e.g. for cash or debt conversion) OR Nature of Services Provided (if applicable)

	Shares outstanding as of 6/21/19	63,358,342.00
	Shares issued subsequent to 3/31/19	203,335.00

05/11/19	New	35,000.00	Common	$ 1.50	Yes	JLS Ventures LLC	Consulting Service
04/26/19	New	33,334.00	Common	$ 1.50	Yes	Private Investor	Cash
04/26/19	New	33,334.00	Common	$ 1.50	Yes	Private Investor	Cash
04/11/19	New	35,000.00	Common	$ 1.50	Yes	JLS Ventures LLC	Consulting Service
04/05/19	New	66,667.00	Common	$ 1.50	Yes	Private Investor	Cash

	Shares outstanding as of 3/31/19	63,155,007.00
	Shares issued 1/1/19-3/31/19	2,258,342.00

03/29/19	New	133,335.00	Common	$ 1.50	Yes	Private Investor	Cash
03/29/19	New	33,334.00	Common	$ 1.50	Yes	Private Investor	Cash
03/11/19	New	35,000.00	Common	$ 1.00	Yes	JLS Ventures LLC	Consulting Service
03/01/19	New	23,529.00	Common	$ 4.25	No	Kyle Jennings	Employee Incentive
03/01/19	New	23,529.00	Common	$ 4.25	No	RC Giant LLC	Consulting Service
01/29/19	New	2,000,000.00	Common	$ 1.00	Yes	Viridis Group I9 Capital LLC (Andrew Bowden)	Cash
01/07/19	New	9,615.00	Common	$ 2.60	No	Christopher Wolven	Employee Incentive

	Shares outstanding as of 12/31/18	60,896,665.00
	Shares issued 10/1/18-12/31/18	6,130,000.00

12/17/18	New	15,000.00	Common	$ 6.00	No	Axiom Group	Consulting Services
12/17/18	New	100,000.00	Common	$ 1.50	Yes	Private Investor	Cash
11/26/18	New	15,000.00	Common	$ 2.90	No	Axium Group	Consulting Services
11/26/18	New	3,000,000.00	Common	$ 1.00	Yes	Viridis Group I9 Capital LLC	Cash
11/26/18	New	3,000,000.00	Common	$ 2.50	No	Sara Gullickson	Acquisition

	Shares outstanding as of 9/30/18	54,766,665.00
	Shares issued 7/1/18-9/30/18	33,356.00

08/07/18	New	33,356.00	Common	$ 2.50	No	Sara Gullickson	Consulting Services

	Shares outstanding as of 6/30/18	54,733,309.00
	Shares issued 4/1/18-6/30/18	1,511,600.00

06/26/18	New	10,000.00	Common	$ 1.00	Yes	Private Investor	Cash
06/26/18	New	7,500.00	Common	$ 1.00	Yes	Private Investor	Cash
06/26/18	New	2,500.00	Common	$ 1.00	Yes	Private Investor	Cash
06/26/18	New	10,000.00	Common	$ 1.00	Yes	Private Investor	Cash
06/26/18	New	20,000.00	Common	$ 1.00	Yes	Private Investor	Cash
06/26/18	New	10,000.00	Common	$ 1.00	Yes	Private Investor	Cash
06/26/18	New	10,000.00	Common	$ 1.00	Yes	Private Investor	Cash
06/26/18	New	82,000.00	Common	$ 1.00	Yes	Private Investor	Cash
06/26/18	New	15,000.00	Common	$ 1.00	Yes	Private Investor	Cash
06/26/18	New	35,000.00	Common	$ 1.00	Yes	Private Investor	Cash
06/26/18	New	11,600.00	Common	$ 1.00	Yes	Private Investor	Cash
06/26/18	New	40,000.00	Common	$ 1.00	Yes	Private Investor	Cash
06/26/18	New	10,000.00	Common	$ 1.00	Yes	Private Investor	Cash
06/26/18	New	10,000.00	Common	$ 1.00	Yes	Private Investor	Cash
05/23/18	New	38,000.00	Common	$ 1.00	Yes	Private Investor	Cash
05/23/18	New	40,000.00	Common	$ 1.00	Yes	Private Investor	Cash
05/23/18	New	15,000.00	Common	$ 1.00	Yes	Private Investor	Cash
05/23/18	New	30,000.00	Common	$ 1.00	Yes	Private Investor	Cash
05/23/18	New	25,000.00	Common	$ 1.00	Yes	Private Investor	Cash
05/17/18	New	10,000.00	Common	$ 1.00	Yes	Private Investor	Cash
05/17/18	New	10,000.00	Common	$ 1.00	Yes	Private Investor	Cash
05/17/18	New	10,000.00	Common	$ 1.00	Yes	Private Investor	Cash
05/17/18	New	15,000.00	Common	$ 1.00	Yes	Private Investor	Cash
05/17/18	New	10,000.00	Common	$ 1.00	Yes	Private Investor	Cash
05/17/18	New	15,000.00	Common	$ 1.00	Yes	Private Investor	Cash
05/17/18	New	10,000.00	Common	$ 1.00	Yes	Private Investor	Cash
05/17/18	New	20,000.00	Common	$ 1.00	Yes	Private Investor	Cash
05/17/18	New	10,000.00	Common	$ 1.00	Yes	Private Investor	Cash
05/17/18	New	10,000.00	Common	$ 1.00	Yes	Private Investor	Cash
05/17/18	New	10,000.00	Common	$ 1.00	Yes	Private Investor	Cash
05/17/18	New	15,000.00	Common	$ 1.00	Yes	Private Investor	Cash
05/17/18	New	25,000.00	Common	$ 1.00	Yes	Private Investor	Cash
05/17/18	New	200,000.00	Common	$ 1.00	Yes	Ebab LLC (Andrew Bowden)	Cash
05/17/18	New	100,000.00	Common	$ 1.00	Yes	Private Investor	Cash
05/17/18	New	100,000.00	Common	$ 1.00	Yes	Private Investor	Cash
05/17/18	New	10,000.00	Common	$ 1.00	Yes	Private Investor	Cash
05/17/18	New	10,000.00	Common	$ 1.00	Yes	Private Investor	Cash
05/17/18	New	10,000.00	Common	$ 1.00	Yes	Private Investor	Cash
05/17/18	New	25,000.00	Common	$ 1.00	Yes	Private Investor	Cash
05/17/18	New	10,000.00	Common	$ 1.00	Yes	Private Investor	Cash
05/17/18	New	50,000.00	Common	$ 1.00	Yes	Private Investor	Cash
05/17/18	New	10,000.00	Common	$ 1.00	Yes	Private Investor	Cash
05/17/18	New	10,000.00	Common	$ 1.00	Yes	Private Investor	Cash
05/17/18	New	50,000.00	Common	$ 1.00	Yes	Private Investor	Cash
05/17/18	New	10,000.00	Common	$ 1.00	Yes	Private Investor	Cash
05/17/18	New	10,000.00	Common	$ 1.00	Yes	Private Investor	Cash
05/17/18	New	20,000.00	Common	$ 1.00	Yes	Private Investor	Cash
05/17/18	New	10,000.00	Common	$ 1.00	Yes	Private Investor	Cash
05/17/18	New	10,000.00	Common	$ 1.00	Yes	Private Investor	Cash
05/17/18	New	10,000.00	Common	$ 1.00	Yes	Private Investor	Cash
05/17/18	New	10,000.00	Common	$ 1.00	Yes	Private Investor	Cash
05/17/18	New	30,000.00	Common	$ 1.00	Yes	Private Investor	Cash
05/17/18	New	10,000.00	Common	$ 1.00	Yes	Private Investor	Cash
05/17/18	New	25,000.00	Common	$ 1.00	Yes	Private Investor	Cash
05/17/18	New	10,000.00	Common	$ 1.00	Yes	Private Investor	Cash
05/17/18	New	10,000.00	Common	$ 1.00	Yes	Private Investor	Cash
05/17/18	New	10,000.00	Common	$ 1.00	Yes	Private Investor	Cash
05/17/18	New	10,000.00	Common	$ 1.00	Yes	Private Investor	Cash
05/17/18	New	10,000.00	Common	$ 1.00	Yes	Private Investor	Cash
05/17/18	New	10,000.00	Common	$ 1.00	Yes	Private Investor	Cash
05/17/18	New	10,000.00	Common	$ 1.00	Yes	Private Investor	Cash
05/17/18	New	10,000.00	Common	$ 1.00	Yes	Private Investor	Cash
05/17/18	New	10,000.00	Common	$ 1.00	Yes	Private Investor	Cash
05/17/18	New	10,000.00	Common	$ 1.00	Yes	Private Investor	Cash
05/17/18	New	10,000.00	Common	$ 1.00	Yes	Private Investor	Cash
05/17/18	New	20,000.00	Common	$ 1.00	Yes	Private Investor	Cash
05/17/18	New	10,000.00	Common	$ 1.00	Yes	Private Investor	Cash
05/17/18	New	10,000.00	Common	$ 1.00	Yes	Private Investor	Cash
05/17/18	New	10,000.00	Common	$ 1.00	Yes	Private Investor	Cash
05/17/18	New	10,000.00	Common	$ 1.00	Yes	Private Investor	Cash
05/17/18	New	10,000.00	Common	$ 1.00	Yes	Private Investor	Cash
05/17/18	New	10,000.00	Common	$ 1.00	Yes	Private Investor	Cash

	Shares outstanding as of 3/31/18	53,221,709.00
	Shares issued 10/1/18-3/31/18	45,702,506.00

03/29/18	New	3,710,000.00	Common	$ 0.20	Yes	Private Investor	Debt Conversion
03/29/18	New	1,150,000.00	Common	$ 0.20	Yes	Private Investor	Debt Conversion
03/29/18	New	50,000.00	Common	$ 0.20	Yes	Private Investor	Debt Conversion
03/29/18	New	50,000.00	Common	$ 0.20	Yes	Jessica Smith	Debt Conversion
03/29/18	New	50,000.00	Common	$ 0.20	Yes	Private Investor	Debt Conversion
03/29/18	New	50,000.00	Common	$ 0.20	Yes	Private Investor	Debt Conversion
03/29/18	New	84,334.00	Common	$ 0.20	Yes	Stockbridge Enterprises LP	Debt Conversion
03/29/18	New	8,474,712.00	Common	$ -	Yes	Bruce Skalla	Merger
03/29/18	New	8,474,712.00	Common	$ -	Yes	Mark Murro III	Merger
03/29/18	New	8,474,712.00	Common	$ -	Yes	Patrick Sean Dugan	Merger
03/29/18	New	8,474,712.00	Common	$ -	Yes	Andrew Poirier	Merger
03/29/18	New	6,456,924.00	Common	$ -	Yes	Carlos Curiel	Merger
01/31/18	New	50,600.00	Common	$ 0.20	Yes	Stockbridge Enterprises LP	Debt Conversion
01/31/18	New	50,600.00	Common	$ 0.20	Yes	Stockbridge Enterprises LP	Debt Conversion
01/31/18	New	50,600.00	Common	$ 0.20	Yes	Stockbridge Enterprises LP	Debt Conversion
01/31/18	New	50,600.00	Common	$ 0.20	Yes	Stockbridge Enterprises LP	Debt Conversion

	Shares outstanding as of 12/31/17	7,519,203.00
	Shares issued 10/1/17-12/31/17	-

	Shares outstanding as of 9/30/17	7,519,203.00
	Shares issued 7/1/17-9/30/17	15,180.00

09/28/17	New	5,060.00	Common	$ 1.00	Yes	Stockbridge Enterprises LP	Debt Conversion
09/28/17	New	5,060.00	Common	$ 1.00	Yes	Stockbridge Enterprises LP	Debt Conversion
09/28/17	New	5,060.00	Common	$ 1.00	Yes	Stockbridge Enterprises LP	Debt Conversion

	Shares outstanding as of 6/30/17	7,504,023.00
	Shares issued 4/1/17-6/30/17	25,300.00

06/30/17	New	25,300.00	Common	$ 1.00	Yes	Stockbridge Enterprises LP	Debt Conversion

	Shares outstanding as of 3/31/17	7,478,723.00
	Shares issued 1/1/17-3/31/17	66,166.00

01/31/17	New	55,300.00	Common	$ 1.00	Yes	Stockbridge Enterprises LP	Debt Conversion
01/31/17	New	5,433.00	Common	$ 1.60	No	Private Investor	Consulting Services
01/31/17	New	5,433.00	Common	$ 1.60	No	Private Investor	Consulting Services

	Shares outstanding as of 12/31/16	7,412,557.00

	Shares issued 10/1/16-12/31/16	-

	Shares outstanding as of 9/30/16	7,412,557.00

The securities described above issued upon conversion of debt were issued pursuant to the exemption from the registration requirements of the Securities Act of 1933 relying on Section 3(a)(9) of the Securities Act of 1933 as the shares were issued in exchange for debt securities of the Company held by the lender, there was no additional consideration for the exchange, and there was no remuneration for the solicitation of the exchange. The other issuances described above were issued or will be issued pursuant to exemptions from the registration requirements of the Securities Act of 1933 relying on Section 4(a)(2) of the Securities Act of 1933 and/or upon Rule 506(b) of Regulation D promulgated under the Securities Act of 1933 as there was no general solicitation, and the transactions did not involve a public offering.

36

Item 11. Description of Registrant’s Securities to be Registered.

Common Stock

This Form 10 relates to our common stock, $0.0001 par value per share (the “Common Stock”). We are authorized to issue 2,000,000,000 shares of Common Stock. As of March 31, 2019, there were 63,155,007 shares of Common Stock issued and outstanding. As of June 24, 2019 there were 63, 358,342 shares of common stock issued and outstanding.

The holders of our Common Stock have equal ratable rights to dividends from funds legally available therefore, when, as and if declared by our board of directors. Holders of Common Stock are also entitled to share ratably in all of our assets available for distribution to holders of Common Stock upon liquidation, dissolution or winding up of the affairs.

The holders of shares of our Common Stock do not have cumulative voting rights, which means that the holders of more than 50% of such outstanding shares, voting for the election of directors, can elect all of the directors to be elected, if they so choose and in such event, the holders of the remaining shares will not be able to elect any of our directors. The holders of 50% percent of the outstanding Common Stock constitute a quorum at any meeting of shareholders, and the vote by the holders of a majority of the outstanding shares or a majority of the shareholders at a meeting at which quorum exists are required to effect certain fundamental corporate changes, such as liquidation, merger or amendment of our articles of incorporation.

Holders of our Common Stock may resell their shares of Common Stock, pursuant to Rule 144 under the Securities Act (“Rule 144”), one year following the date of acquisition of such securities from the Company until such time that the Company becomes subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act. Holders of our Common Stock may resell their shares of Common Stock, pursuant to Rule 144 six months following the date of acquisition of such securities from the Company or an affiliate of the Company after the Company has been subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, for a period of at least 90 days immediately before such sale, and has filed all required reports under the Exchange Act (other than reports on Form 8-K) during the preceding 12 months (or such shorter period as the Company was required to file such reports). If the condition set forth above relating to the Company having filed all required reports under the Exchange Act is not satisfied, holders of our Common Stock may resell their shares of Common Stock, pursuant to Rule 144, one year following the acquisition of such securities from the Company or an affiliate of the Company.

Shares of our Common Stock are registered at the office of the Company and are transferable at such office by the registered holder (or duly authorized attorney) upon surrender of the Common Stock certificate, properly endorsed. No transfer shall be registered unless the Company is satisfied that such transfer will not result in a violation of any applicable federal or state securities laws.

Convertible Instruments

The following is a description of the material terms of our convertible instruments which remain outstanding as of March 31, 2019:

On September 13, 2018, the Company entered into a Loan and Revenue Participation Agreement with Viridis Group I9 Capital LLC (“Viridis”) in which Viridis has agreed to loan the Company up to $2.7 million for the expansion of the Company’s Arizona and Nevada properties (see Note 11). As of September 30, 2018, the Company has received $1,500,000 of proceeds from Viridis in the form of a promissory note. The $1,500,000 proceeds were utilized to acquire a 20% ownership in Strive Management, LLC as described in Notes 1 and 8. In exchange for the loan, Viridis will be repaid in the form of waterfall revenue participation schedules. Viridis shall receive 5% of the Company’s gross revenues from Nevada operations, until the loan is repaid, 2% until repaid 200% of the amount loaned, and 1% of gross revenues in perpetuity or until a change in control. Payments on the loan will commence 90 days after the Nevada operation begins earning revenue. Parties acknowledge that the Company is expected to own only 51% of the Nevada operations, and therefore Viridis’ revenue participation is limited to the Company’s interest.

The Company has one convertible note payable with principal balances totaling $20,000 which was due in August 2012, are unsecured, carry an interest rate of 8% and are convertible to common stock at $.50 per share.

Dividends

We have not paid any cash dividends to our shareholders. The declaration of any future cash dividends is at the discretion of our Board of Directors and depends upon our earnings, if any, our capital requirements and financial position, our general economic conditions, and other pertinent conditions. It is our present intention not to pay any cash dividends in the foreseeable future, but rather to reinvest earnings, if any, in our business operations.

Stock Transfer Agent

Our transfer agent is Nevada Agency and Transfer Company, Inc., 50 West Liberty Street, Suite 880 Reno Nevada 89501.

37

Item 12. Indemnification of Directors and Officers.

Our Bylaws provide that to the fullest extent permitted by Delaware law the Company shall indemnify our Directors and officers against expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred in connection with any threatened, pending or completed action, suit, or proceeding in which such person was or is a party or is threatened to be made a party by reason of the fact that such person is or was a director or officer of the corporation. In general, our officers and directors may be indemnified with respect to actions taken in good faith and in a manner that they reasonably believed to be in the best interest of the Company, and, in the case of a criminal proceeding, had no reasonable cause to believe his conduct was unlawful.

The indemnification provisions in our bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders.  In addition, your investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.  We believe that the indemnification provisions in our Certificate of Incorporation, as amended, are necessary to attract and retain qualified persons as Directors and officers.

The above-described provisions relating to the exclusion of liability and indemnification of directors and officers are sufficiently broad to permit the indemnification of such persons in certain circumstances against liabilities arising under the Securities Act.

Regarding indemnification for liabilities arising under the Securities Act, which may be permitted to directors or officers under Delaware law, we are informed that, in the opinion of the SEC, such indemnification is against public policy, as expressed in the Securities Act and is, therefore, unenforceable.

We have not entered into any agreements with our directors and executive officers that require us to indemnify these persons against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred (including expenses of a derivative action) in connection with any proceeding, whether actual or threatened, to which any such person may be made a party by reason of the fact that the person is or was a director or officer of our Company or any of our affiliated enterprises.

We do not maintain any policy of directors’ and officers’ liability insurance that insures its directors and officers against the cost of defense, settlement or payment of a judgment under any circumstances.

Item 13. Financial Statements and Supplementary Data.

The information required by this item may be found beginning on page F-1 of this Registration Statement and are incorporated herein by reference.

Item 14. Changes in and Disagreements with Accountants on Accounting and Financial Disclosure.

We have had no disagreements with our independent auditors on accounting or financial disclosures.

38

Item 15. Financial Statements and Exhibits.

(a) Financial Statements

Financial Statements:

(b) Exhibits.

See the Exhibit Index attached hereto which is incorporated by reference.

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

June 26, 2019	Item 9 Labs Corp.

	By:	/s/ Robert Mikkelson
Name: Robert Mikkelson
Title: Chief Financial Officer (Principal Accounting Officer)

39

EXHIBIT INDEX

Exhibit
Number	Description of Exhibit
3.01a	Articles of Incorporation dated June 15, 2010	Filed with the SEC on May 12, 2011 as part of our Registration Statement on Form S-1/A.
3.01b	Certificate of Amendment to Articles of Incorporation dated October 22, 2012	Filed with the SEC on November 13, 2012 as part of our Current Report on Form 8-K
3.01c	Certificate of Amendment to Articles of Incorporation dated March 15, 2018	Filed herewith
3.01d	Certificate of Amendment to Articles of Incorporation dated March 19, 2018	Filed herewith
3.01e	Certificate of Amendment to Articles of Incorporation dated April 3, 2018	Filed herewith
3.01f	Certificate of Amendment to Articles of Incorporation dated October 9, 2018	Filed herewith
3.02	Bylaws	Filed with the SEC on May 12, 2011 as part of our Registration Statement on Form S-1/A.
4.1	2019 Equity Incentive Plan	Filed herewith
10.03	Share Exchange Agreement between Crown Dynamics Corp. and Airware Dated March 20, 2012	Filed with the SEC on March 26, 2012 as part of our current report on Form 8-K.
10.04	Agreement and Plan of Exchange between Item 9 Labs Corp. fka Airware and BSSD Group, LLC dated March 20, 2018	Filed herewith
10.05	Purchase Agreement between Sidewinder Dairy, Inc. and the Company dated April 20, 2018	Filed herewith
10.6	Asset Purchase Agreement between Item 9 Labs Corp. and AZ DP Consulting, LLC dated November 26, 2018	Filed herewith
10.7	Loan and Revenue Participation Agreement between Item 9 Labs Corp. and Viridis Group I9 Capital LLC dated September 13, 2018	Filed herewith
10.8	Severance Agreement between Airware Labs Corp and Jeffrey Rassas, effective July 16, 2013	Filed with the SEC on July 19, 2013 as part of our Current Report on Form 8-K.
10.9	Employment Agreement with Sara Gullickson dated November 26, 2018	Filed herewith.
14.1	Code of Ethics	Filed herewith.
21	Subsidiaries	Filed herewith.

99.1	Audit Committee Charter	Filed herewith.
99.2	Compensation Committee Charter	Filed herewith.
99.3	Nominations and Governance Committee Charter	Filed herewith.

40

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and
Stockholders of Item 9 Labs. Corp.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets Item 9 Labs Corp and subsidiary (the Company) as of September 30, 2018 and 2017, and the related consolidated statements of operations, stockholders’ equity, and cash flows for the year ended September 30, 2018 and period from May 2, 2017 (inception) to September 30, 2017, and the related financial statement footnotes (collectively referred to as the financial statements).

In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of September 30, 2018 and 2017 and the results of its operations and its cash flows for the year ended September 30, 2018 and the period from May 2, 2017 (inception) to September 30, 2017 in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

D. Brooks and Associates CPA’s, P.A.

We have served as the Company’s auditor since 2017.

Palm Beach Gardens, Florida

February 22, 2019

F-1

ITEM 9 LABS CORP. AND SUBSIDIARY
(FORMERLY AIRWARE LABS CORP.)
CONSOLIDATED BALANCE SHEETS

	September 30,	September 30,
	2018	2017
ASSETS
Current Assets:
Cash	$1,674,266	$13,860
Accounts receivable	97,382	24,799
Deferred costs	618,718	41,037
Notes and interest receivable	225,074	—
Receivable for sale of Airware assets	639,000	—
Prepaid expenses and other current assets	6,107	—
Total current assets	3,260,547	79,696

Property and equipment, net	1,234,042	941,197
Investment in Health Defense, LLC	100,000	—
Deposit on land purchase from related party	200,000	—
Receivable for sale of Airware assets, net of unamortized discount of $50,912	249,088	—
Total Assets	$5,043,677	$1,020,893

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$725,510	$52,263
Accrued payroll	36,733	—
Accrued compensated absences	17,426	—
Accrued interest	11,355	—
Accrued expenses	81,363	—
Accrued income tax	88,826	—
Convertible notes payable	20,000	—
Total current liabilities	981,213	52,263

Long term debt	1,500,000	—

Total liabilities	2,481,213	52,263

Commitments and Contingencies

Stockholders' Equity:
Common stock, par value $.0001 per share, 2,000,000,000 shares authorized; 54,766,642 and 7,519,182 shares issued and outstanding at September 30, 2018 and 2017, respectively	5,477	15,038
Additional paid-in capital	3,427,230	1,135,114
Accumulated deficit	(870,243)	(181,522)
Total stockholders' equity	2,562,464	968,630

Total Liabilities and Stockholders' Equity	$5,043,677	$1,020,893

F-2

ITEM 9 LABS CORP. AND SUBSIDIARY
(FORMERLY AIRWARE LABS CORP.)
CONSOLIDATED STATEMENTS OF OPERATIONS

		For the Period from
	Year Ended	May 2, 2017 (Inception) through
	September 30, 2018	September 30, 2017

Revenues, net	$1,401,858	$106,281
Cost of services	1,018,109	48,657
Gross profit	383,749	57,624

Operating expenses
Professional fees and outside services	360,902	108,147
Sales and marketing	108,828	—
Small tools and supplies	22,447	72,073
Other operating expenses	545,390	58,926
Total expenses	1,037,567	239,146

Loss from operations	(653,818)	(181,522)

Other income (expense)
Interest income	34,232	—
Interest expense	(1,589)	—
Total other income, net	32,643	—

Loss from continuing operations before income tax expense	(621,175)	(181,522)

Income tax expense	88,826	—

Net loss from continuing operations	$(688,721)	$(181,522)

Income from discontinued operations	21,280	—

Net loss	(667,441)	(181,522)

Basic and diluted net loss per common share	$(0.02)	$(0.02)

Basic and diluted weighted average common shares outstanding	32,327,738	7,519,182

F-3

ITEM 9 LABS CORP. AND SUBSIDIARY
(FORMERLY AIRWARE LABS CORP.)
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' DEFICIT
YEAR ENDED SEPTEMBER 30, 2018 AND PERIOD FROM MAY 2, 2017(INCEPTION) TO SEPTEMBER 30, 2017

	Item 9 Labs Corp Equity
			Additional			Non
	Common Stock		Paid-in	Accumulated		Controlling
	Shares	Amount	Capital	(Deficit)	Total	Interest
Balance at May 2, 2017 (Inception)	—	$—	$—	$—	$—	$—
Issuance of stock and warrants by predecessor	7,519,182	752	(752)	—	—	—
Pre merger contributions of property and equipment	—	—	958,510	—	958,510	—
Pre merger cash contributions	—	—	191,642	—	191,642	—
Net loss	—	—	—	(181,522)	(181,522)	—
Balance at September 30, 2017	7,519,182	$752	$1,149,400	$(181,522)	$968,630	$—

Issuance of stock by predecessor	5,346,733	535	(535)	—	—	—
Merger stock issued	40,355,771	4,036	(4,036)	—	—	—
Increase in additional paid-in capital from merger	—	—	683,231	—	683,231	—
Issuance of stock for cash (pre merger)	202,400	20	40,460	—	40,480	—
Issuance of stock for cash (post merger), net of $16,050 of issuance costs	1,309,200	131	1,454,939	—	1,455,070	—
Exchange of shares for services	33,356	3	99,997	—	100,000	—
Stock options issued for services	—	—	3,774	—	3,774	—
Net income/loss	—	—	—	(688,721)	(688,721)	—
Balance at September 30, 2018	54,766,642	$5,477	$3,427,230	$(870,243)	$2,562,464	$—

F-4

ITEM 9 LABS CORP. AND SUBSIDIARY
(FORMERLY AIRWARE LABS CORP.)
CONSOLIDATED STATEMENTS OF CASH FLOWS

		For the Period from
	Year Ended	May 2, 2017 (Inception) through
	September 30, 2018	September 30, 2017

Operating Activities:
Net loss	$(688,721)	$(181,522)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	49,786	17,313
Interest accrued on notes receivable	(15,074)
Common stock issued for services	100,000	—
Stock compensation expense	3,774	—
Interest accretion from receivable	(19,158)	—
Changes in operating assets and liabilities:
Accounts receivable	(27,782)	(24,799)
Deferred costs	(577,681)	(41,037)
Prepaid expenses	(6,107)	—
Accounts payable	57,660	52,263
Accrued payroll	36,733	—
Accrued compensated absences	17,426	—
Accrued interest	1,200	—
Accrued expenses	6,855	—
Accrued income tax	88,826	—
Net Cash Used in Operating Activities	(972,263)	(177,782)

Investing Activities:
Issuance of notes receivable	(210,000)	—
Deposit on land purchase from related party	(200,000)	—
Purchases of property and equipment	(340,244)	—
Cash received from sale of Airware assets	300,000	—
Cash received from short-term note receivable	61,000	—
Cash acquired in merger	26,363	—
Net Cash Used in Investing Activities	(362,881)	—

Financing Activities:
Proceeds from the sale of common stock, net of issuance costs	1,495,550	—
Proceeds from the issuance of long term debt	1,500,000	—
BSSD member contributions	—	191,642
Net Cash Provided by Financing Activities	2,995,550	191,642

Net (Decrease)/Increase in Cash	1,660,406	13,860

Cash - Beginning of Period	13,860	—

Cash - End of Period	$1,674,266	$13,860

Supplemental disclosure of cash flow information:
Interest paid in cash	$—	$—
Income taxes paid in cash	$—	$—

Supplemental disclosure of non-cash investing and financing activities:
Interest in Health Defense, LLC received for sale of Airware assets	$100,000	$—
Receivable for sale of Airware assets, net of discount of $70,070	$929,930	$—
Member equity issued for property, plant and equipment	$—	$958,510

Net assets acquired in reverse merger:
Issuance of common stock for reverse merger	$683,231	$—
Acccounts receivable	(44,801)	—
Property and equipment	(6,150)	—
Goodwill	(1,323,780)	—
Acccounts payable and accrued expenses	697,863	—
Convertible notes payable	20,000
Cash acquired in merger	$26,363	$—

F-5

ITEM 9 LABS CORP.

(FORMERLY AIRWARE LABS CORP)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 - Summary of Significant Accounting Policies

Basis of Presentation and Organization

Item 9 Labs Corp. (“Item 9 Labs” or the “Company”), formerly Airware Labs Corp., is a Delaware corporation. The Company was incorporated under the laws of the State of Delaware on June 15, 2010 as Crown Dynamics Corp. On October 26, 2012, the Articles of Incorporation were amended to reflect a name change to Airware Labs Corp, and on April 2, 2018, they were amended again to reflect the name change to Item 9 Labs Corp.

On October 18, 2018 the Company effected a 1 for 20 reverse stock split of the Company’s common stock. The par value and number of authorized shares were not adjusted as a result of the reverse stock split. The total number of shares outstanding at the time of the split was adjusted from 1,095,332,835 to 54,766,642. All share information in these financial statements has been retroactively adjusted to reflect the effect of the reverse split.

On March 20, 2018, the Company closed on an Agreement and Plan of Exchange (the “Agreement”) to acquire all of the membership interests of BSSD Group, LLC (“BSSD”), an Arizona limited liability company formed on May 2, 2017, in exchange for newly issued restricted shares of the Company’s common stock (the “Shares”), which represent approximately 75% of the issued and outstanding shares of the Company’s common stock on a fully-diluted basis. The 40,355,771 Shares were distributed pro-rata to the BSSD members. As part of the Agreement, the Company agreed to increase its authorized shares of common stock to two billion.

For accounting purposes the transaction is being recorded as a reverse recapitalization, with BSSD as the accounting acquirer. Consequently, the historical pre-merger financial statements of BSSD are now those of the Company. The accompanying consolidated financial statements reflect the consolidated operations of the Company from March 20, 2018.

Through a licensing agreement, the Company grows medical marijuana and produces cannabis related products at their facility in Pinal County, Arizona on behalf of licensed medical marijuana dispensaries in the state of Arizona. The major assets of the Company, consisting of five acres of land and a cultivation facility, were contributed by the members of BSSD in May 2017 and were recorded at the historical carrying value (original cost less any related accumulated depreciation) of the member as of the contribution date.

On September 12, 2018, the Company executed a $1,500,000 promissory note (see Note 7) which was used to make a capital contribution into of Strive Management, LLC, a Nevada limited liability company (“Strive Management”). In exchange for the contribution, the Company received a 20% membership interest in Strive Management. The remaining interests are held by three individuals one of which is the Company’s current Chief Executive Officer. Through a management agreement with Strive Wellness of Nevada, LLC, a related party, Strive Management will facilitate the cultivation, processing and distribution of marijuana in Nevada. Strive Wellness of Nevada, LLC has been allocated cultivation, processing and distribution licenses from the State of Nevada. Additionally, the Company will acquire an additional 31% ownership of Strive Management upon the approval from the State of Nevada to operate the cultivation and processing facility.

The contribution from the Company was the only transaction that occurred in Strive Management during the year ended September 30, 2018.

F-6

Principles of Consolidation

Item 9 Labs consolidates all variable interest entities (“VIEs”) in which the Company is deemed to be the primary beneficiary and all other entities in which it has a controlling voting interest.  An entity is generally a VIE if it meets any of the following criteria: (i) the entity has insufficient equity to finance its activities without additional subordinated financial support from other parties, (ii) the equity investors cannot make significant decisions about the entity’s operations or (iii) the voting rights of some investors are not proportional to their obligations to absorb the expected losses of the entity or receive the expected returns of the entity and substantially all of the entity’s activities involve or are conducted on behalf of the investor with disproportionately few voting rights. The Company periodically makes judgments in determining whether its investees are VIEs and, each reporting period, the Company assesses whether it is the primary beneficiary of any of its VIEs. As of September 30, 2018, the Company is deemed the primary beneficiary of Strive Management because the entity has insufficient equity to finance its activities without additional subordinated support.

The consolidated financial statements include the accounts of the Company, its wholly-owned subsidiaries and variable interest entities in which the Company is the primary beneficiary. Intercompany balances and transactions have been eliminated.

Accounting Estimates

The preparation of financial statements in conformity with Generally Accepted Accounting Principles (“GAAP”) in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could materially differ from those estimates. Significant estimates of the Company include accounting for depreciation and amortization, deferred income taxes, accruals and contingencies, goodwill, the fair value of common stock and the estimated fair value of stock options and warrants.

Discontinued Operations

The Company sold the former Airware business of nasal dilator sales on May 3, 2018, see Note 4. The operating results related to this business have been classified as discontinued operations in the financial statements in accordance with Accounting Standards Codification 205-20, Discontinued Operations.

Discontinued operations on our statements of operations consist of specifically identified activity as follows:

		Period from
	Year ended	May 2, 2017 (Inception)
	September 30, 2018	to September 30, 2017
Revenues, net	$27,836	$—
Cost of sales	6,556	—
Income from discontinued operations	$21,280	$—

There were no liabilities related to discontinued operations as of September 30, 2018 except the $20,000 convertible note payable and related accrued interest of $11,355 and approximately $680,000 of accounts payable and accrued expenses which was retained by the Company in the sale. There were no liabilities related to discontinued operations as of September 30, 2017. Total operating cashflows during the year ended September 30, 2018 derived from discontinued operations approximated $75,000 and there were no cash flows from investing activities.

Cash

Cash represents cash on hand, demand deposits placed with banks and other financial institutions and all highly liquid instruments purchased with a remaining maturity of three months or less as of the purchase date of such investments. The Company maintains cash on deposit, which, can exceed federally insured limits. The Company has not experienced any losses on such accounts nor believes it is exposed to any significant credit risk on cash.

F-7

Accounts Receivable

Accounts receivable are reported at the amount management expects to collect from outstanding balances. Differences between the amount due and the amount management expects to collect are reported in the results of operations of the year in which those differences are determined, with an offsetting entry to a valuation allowance for accounts receivable. Management believes all accounts receivable outstanding as of the balance sheet dates are fully collectible, and as such has elected to not record a valuation allowance for these periods.

Deferred Costs

Deferred costs consist of the costs directly related to the production and cultivation of marijuana crops. Deferred costs are relieved to cost of services as products are delivered to dispensaries.

Property and Equipment

Property and equipment are recorded at cost. Depreciation is provided for on the straight-line method, over the estimated useful lives of the assets. Maintenance and repairs that neither materially add to the value of the property nor appreciably prolong its life are charged to expense as incurred. Betterments or renewals are capitalized when incurred. Gains and losses on the disposition of property and equipment are recorded in the period incurred.

The estimated useful lives of property and equipment are:

•	Cultivation equipment 2-5 years
•	Office furniture and equipment 5-7 years
•	Buildings 30 years

Income Taxes

The Company accounts for income taxes under FASB ASC 740, Income Taxes. Deferred income tax assets and liabilities are determined based upon differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

The Company files income tax returns in the U.S. federal jurisdiction, and the State of Arizona. The Company is subject to U.S. federal, state, and local income tax examinations by tax authorities. All periods beginning on or after January 1, 2014 are open to examination by taxing authorities. The Company believes it has no tax positions for which the ultimate deductibility is highly uncertain.

Revenue Recognition

On October 1, 207, the Company adopted ASC Topic 606, “Revenue from Contracts with Customers” (“ASC 606”) and all the related amendments. The Company elected to adopt this guidance using the modified retrospective method. The adoption of this guidance did not have a material effect on the Company’s financial position, results of operations or cash flows.

The core principle of ASC 606 requires that an entity recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the company expects to be entitled in exchange for those goods or services. ASC 606 defines a five-step process to achieve this core principle and, in doing so, it is possible more judgment and estimates may be required within the revenue recognition process than required under U.S. GAAP including identifying performance obligations in the contract, estimating the amount of variable consideration to include in the transaction price and allocating the transaction price to each separate performance obligation.

All of the Company’s revenue is associated with a customer contract that represents an obligation to perform services that are delivered at a single point in time.  Any costs incurred prior to the period in which the services are performed to completion are deferred and recognized as cost of services in the period in which the performance obligations are completed. Since the Company’s revenue is generated from one customer contract, the Company does not have material contract assets or liabilities that fall under ASC 606. As of September 30, 2018 and 2017, all revenues were generated for performance obligations completed in the State of Arizona.

F-8

The Company recognizes revenue as services are rendered. Services are considered complete upon successful delivery of the product to the dispensary as the Company has no further performance obligations at this point in time and collection is assured. Per the dispensary contract, the Company is paid 85% of the wholesale market price of the marijuana for the services rendered.

The Company’s revenues accounted for under ASC 606, do not require significant estimates or judgments based on the nature of the Company’s revenue stream. The sales price is generally fixed at the point of sale and all consideration from the contract is included in the transaction price. The Company’s contracts do not include multiple performance obligations or variable consideration.

Fair Value of Financial Instruments

The carrying value of the Company’s financial instruments, consisting of cash, accounts receivable, accounts payable, and accrued expenses approximate fair value due to their short term to maturity.  The Company’s long-term receivable resulting from the sale of Airwares was discounted to its estimated fair value on the date (see Note 4).

Net Loss Per Share

Basic earnings per share does not include dilution and is computed by dividing loss available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted earnings per share reflects the potential dilution of securities that could share in the earnings of an entity. Dilutive securities are not included in the weighted average number of shares when inclusion would be anti-dilutive. At September 30, 2018, there were 646,008 shares underlying convertible notes payable, warrants and options.

Stock-Based Compensation

The Company accounts for its stock-based awards in accordance with ASC Subtopic 718-10, “Compensation – Stock Compensation”, which requires fair value measurement on the grant date and recognition of compensation expense for all stock-based payment awards made to employees and directors. For stock options, the Company estimates the fair value using a closed option valuation (Black-Scholes) model. The fair value is then expensed over the requisite service periods of the award which is generally the vesting period and the related amount is recognized in the consolidated statements of operations. The Company recognizes forfeitures at the time they occur.

The Black-Scholes option-pricing model requires the input of certain assumptions that require the Company’s judgment, including the expected term and the expected stock price volatility of the underlying stock. The assumptions used in calculating the fair value of stock-based compensation represent management’s best estimates, but these estimates involve inherent uncertainties and the application of judgment. As a result, if factors change resulting in the use of different assumptions, stock-based compensation expense could be materially different in the future.

Note 2 – Reverse Recapitalization

The Company accounted for the Agreement with BSSD as a reverse recapitalization, with BSSD being the accounting acquirer. In its determination that BSSD was the accounting acquirer, the Company considered pertinent facts and circumstances, including the following: (i) the BSSD owners received the largest portion of the voting rights of the combined entity; (ii) the management team of the combined entity is primarily comprised of owners or management of BSSD; (iii) the continuing business of the combined entity will be the business of BSSD.

F-9

Note 3 - Property and Equipment, Net

The following represents a summary of our property and equipment as of September 30, 2018 and 2017:

	2018	2017
Manufacturing Equipment	$154,059	$115,503
Construction in progress	233,768	—
Land and Building	913,314	843,007
	1,301,141	958,510
Accumulated Depreciation	(67,099)	(17,313)
	$1,234,042	$941,197

Depreciation expense was $49,786 for the year ended September 30, 2018 and $17,313 for the period ended September 30, 2017.

Note 4 – Sale of Airware Assets and Investment in Health Defense LLC

On May 3, 2018, the Company entered into an intellectual property sales agreement with Health Defense LLC. Pursuant to the terms of the agreement, the Company sold all of the assets related to the former business of the Company, nasal dilator sales.

In consideration for entering into the agreement, the Company received: (i) $300,000 in cash at execution, (ii) $700,000 in cash within one year of execution and (iii) an additional $300,000 by December 31, 2019.

Due to the long-term nature of the final $300,000, the Company recognized a discount of $70,070 using a discount rate of 21.50%. During the year ended September 30, 2018, the Company recognized $19,158 of interest income related to the accretion of this discount which is included in interest income on the accompanying consolidated statements of operations. As of September 30, 2018, unamortized discount on this long-term receivable was $50,912. As additional consideration, the Company was also given a 10% ownership interest in Health Defense LLC. This ownership is valued at $100,000 and is reflected on the balance sheet as an other long-term asset.

Note 5 – Notes Receivable

On May 11, 2018, the Company entered into a Promissory Note Agreement with borrower in principal amount of $150,000. This is a one year note with 20% non-compounded annual interest payable at maturity. It is convertible at the discretion of the Company into a unit offering of the borrower at a 15% discount. The note is personally guaranteed by the borrower.

On May 15, 2018, the Company entered into a Promissory Note Agreement with borrower in principal amount of $60,000. This is a one year note with 15% non-compounded annual interest payable at maturity. It is convertible at the discretion of the Company into an interest in a strategic partnership of ownership and operations of a certain dispensary license. The note is personally guaranteed by the borrower.

For the year ended September 30, 2018, the Company has accrued $15,074 of interest receivable related to these notes which is included in notes and interest receivables on the accompanying consolidated balance.

Note 6 – Unsecured Convertible Note Payable

In the reverse recapitalization disclosed in Note 2, the Company assumed one unsecured convertible note payable with principal balance totaling $20,000 which was due in August 2012, carry an interest rate of 8% and is convertible to common stock at $.50 per share. As of September 30, 2018, this unsecured convertible note payable is considered in default and has been presented as a current liability on the consolidated balance sheets.

Note 7 – Long Term Debt

On September 13, 2018, the Company entered into a Loan and Revenue Participation Agreement with Viridis Group I9 Capital LLC (“Viridis”) in which Viridis has agreed to loan the Company up to $2.7 million for the expansion of the Company’s Arizona and Nevada properties (see Note 11). As of September 30, 2018, the Company has received $1,500,000 of proceeds from Viridis in the form of a promissory note. The $1,500,000 proceeds were utilized to acquire a 20% ownership in Strive Management, LLC as described in Notes 1 and 8. In exchange for the loan, Viridis will be repaid in the form of waterfall revenue participation schedules. Viridis shall receive 5% of the Company’s gross revenues from Nevada operations, until the loan is repaid, 2% until repaid 200% of the amount loaned, and 1% of gross revenues in perpetuity or until a change in control. Payments on the loan will commence 90 days after the Nevada operation begins earning revenue. Parties acknowledge that the Company is expected to own only 51% of the Nevada operations and therefore Viridis’ revenue participation is limited to the Company’s interest.

F-10

Note 8 – Variable Interest Entity

As of September 30, 2018, the Company has determined that it holds a variable interest in Strive Management due to the Company being its sole source of capital. Further, the Company has agreed to raise $4,000,000 on Strive Management’s behalf through promissory note agreements that the Company will guarantee. No funds have been raised as of the date of these financial statements. If the funds are not raised, the additional 31% interest due to the Company upon operational approval from the State of Nevada as discussed in Note 1 would be subject to reclamation by the other members of Strive Management. The Company has been determined to be the primary beneficiary of Strive Management has the Company has the power to direct the activities that significantly impact Strive Management’s economic performance and the obligation to absorb losses. Strive Managements financial statements as of September 30, 2018 have been consolidated with the Company. The only transaction that has occurred in Strive Management as of September 30, 2018 is the Company’s $1,500,000 contribution. Upon consolidation, the asset of Strive Management was recorded at its carrying amounts. The effects of consolidating Strive Management resulted in an increase in assets of $1,500,000.

Note 9 – Income Taxes

Income tax provision reflected in the consolidated statements of operations has been computed on the taxable income generated by the company since the reverse merger on March 20, 2018 through September 30, 2018 which consist of the following:

	2018	2017
Federal	$88,826	$—
State	—	—

Income Tax Provision	$88,826	$—

The following table summarizes the effects of the significant differences between the U.S. federal statutory tax rate and the Company’s effective tax rate for financial statement purposes for the year ended September 30, 2018 and period Inception to September 30, 2017:

2018
Federal	$148,808
State	—

Income Tax Provision	$148,808

From Company inception through the date of the merger, March 20, 2018, the Company was a Limited Liability Company, electing to be treated as a partnership for income tax purposes and all of the Company’s income during these periods passed through to the then-members of the Company, and the Company, therefore had no corporate tax obligation to record. The Company’s provision for income tax for 2018 is attributable to the taxable income from March 21, 2018 through September 30, 2018. Had the Company been a Corporation since inception, the income tax provision would consist of the following:

	2018	2017
Federal	$148,808	$8,644
State	—	—

Income Tax Provision	$148,808	$8,644

The Company has net operating loss carryforwards on its Federal and State filings approximating $17.8 million, and $9.5 million respectively. The deferred tax assets relating to the carryforwards has been fully reserved due to the uncertainty of the Company’s ability to utilize the carryforwards.

F-11

Note 10 - Concentrations

For the years ended September 30, 2018 and 2017, 100% of the Company’s revenue was generated from a single customer.

Note 11 - Commitments and Contingencies

The production and possession of marijuana is prohibited by the United States of America, though the state of Arizona allows these activities to be performed at licensed facilities such as BSSD. The Company does not believe the federal prohibition of these activities will negatively impact the business. As such, the Company has not elected to record a related accrual contingency.

The Company is in default on convertible notes payable totaling $20,000 (see Note 6). The Company has attempted to communicate with the note holder to request extension or conversion, but has been unsuccessful in doing so. The full balance on this noteisincluded in current liabilities.

On April 20, 2018, the Company entered into an agreement for the purchase of approximately 44 acres of land from an affiliate of a founding member of BSSD. The purchase price of the property is $3,000,000, payable as follows; (i) $200,000 deposited with escrow agent as an initial earnest money deposit, (ii) on or before February 1, 2019, the Company will deposit an additional $800,000 into escrow as additional earnest money deposit and (iii) the balance of the purchase price shall be paid via a promissory note. The earnest money amounts are non-refundable. The Company has negotiated an amendment to this agreement that will spread the $800,000 payment over the course of 4 months. As of the date of these financial statements, only the initial $200,000 has been deposited in escrow which has been classified as a long-term asset on the consolidated balance sheet as of September 30, 2018.

On June 26, 2018, the Company entered into a contractor agreement with Sara Gullickson pursuant to which she would provide services to the Company as its President in exchange for $125,000 annually, payable each month, and $100,000 worth of common stock of the Company. She was also eligible for additional bonus share compensation per the agreement. The term of the agreement is a period of one year. Subsequent to September 30, 2018, this contractor agreement was terminated. See Note 12.

On June 26, 2018, the Company entered into a contractor agreement with Chase Herschman pursuant to which he will provide services in exchange for $120,000 annually, payable each month; up to $420,000 in common stock options which shall vest upon the occurrence of certain benchmarks as described in the contractor agreement and a commission of 1% of the gross profits of the Company. The term of the agreement is a period of three years.

On September 13, 2018, the Company entered into a Loan and Revenue Participation Agreement with Viridis Group I9 Capital LLC (“Viridis”). Viridis agreed to make secured loans of up to $2.7 million to the Company which is represented by two separate notes, one for the construction and enhancement of the Company’s Arizona property and one for the Company’s proposed ventures in Nevada. In exchange for the loans, Viridis will be repaid in the form of waterfall revenue participation schedules. Viridis shall receive 5% of the Company’s gross revenues from each of the Company’s Arizona and Nevada operations, respectively, until the loan is repaid, 2% until repaid 200% of the amount loaned, and 1% of gross revenues in perpetuity or until a change in control.

Under the terms of the Loan and Revenue Participation Agreement, upon a change in control of the Company, Viridis will be entitled to receive 200% of the principal amount of the loans to the Company computed after considering previous revenue participation payments through the date of change of control and 1% of the aggregate sales price or consideration received in the change in control transaction.

As of September 30, 2018, the Company received the $1,500,000 and invested the funds in Strive Management (see Notes 7 and 8). The remaining $1,200,000 has been provided by Viridis directly to contractors of the Arizona property from an account owned and controlled by Viridis. The Company will record the $1,200,000 as a long-term debt upon the completion of the Arizona facility expansion, as agreed upon in the terms of the note which is expected to occur in February or March 2019.

As part of the agreement to invest in Strive Management, the Company has committed to raise funding of approximately $4,000,000 through promissory notes that the Company will guarantee so that Strive Management can develop the property in Nevada through promissory notes that the Company will guarantee.

F-12

Note 12– Related Party Transactions

As discussed in Note 1, on March 20, 2018, the Company issued 40,355,771 shares of common stock to the members of BSSD for their membership interests.

As discussed in Note 11, the Company has entered into an agreement as of April 20, 2018 for the purchase of land. The land owner is one of the original members of BSSD and a current employee of the Company.

As discussed in Note 13, on May 8, 2018, the Company issued 22,500 options for the purchase of common stock to three board members.

As discussed in Notes 7 and 11, the Company has entered into a Loan and Revenue Participation Agreement and Promissory Note with Viridis. The member of Viridis was elected to the Company’s board of directors on December 21, 2018

On August 7, 2018, the Company issued our Company president 33,356 shares of common stock valued at $100,000 as required under a contractor agreement (see Note 11).

Note 13 - Stockholders’ Deficit

Common Stock

As discussed in Note 1, on March 20, 2018, the Company issued 40,355,771 shares of common stock to the members of BSSD for their membership interests.

During the year ended September 30, 2018, the Company raised $1,495,550, net of issuance costs of $16,050 via private placement. The selling price was $1 per share for a total of 1,511,600 shares of common stock issued.

As discussed in Note 12, the Company entered into a consulting agreement by which we had to issue $100,000 worth of common stock. As of the agreement date, the share price was approximately $3.00, for which the company was obligated to issue 33,356 shares of common stock.

Warrants

As of September 30, 2018, there are 311,017 warrants for purchase of the Company’s common stock outstanding. The Company had no warrant activity during the year ended September 30, 2018. The following is a detail of the warrant activity during the years ended September 30, 2018 and 2017:

	Common Shares	Exercise
	Issuable Upon	Price of	Date	Expiration
	Exercise of Warrants	Warrants	Issued	Date
Balance of Warrants at May 2, 2017(Inception)	—

Warrants issued by predecessor	175,000	$2.00	3/31/2015	8/31/2020
Warrants issued by predecessor	12,606	$1.60	12/22/2015	12/22/2018
Warrants issued by predecessor	100,000	$1.00	7/28/2016	7/28/2021
Warrants issued by predecessor	23,411	$1.30	12/22/2016	12/22/2019

Balance of Warrants at September 30, 2017	311,017

Balance of Warrants at September 30, 2018	311,017

(1) As discussed in Note 2, on March 20, 2018 the Company executed an agreement to acquire all the voting interest in BSSD Group, LLC. As BSSD Group, LLC is the accounting acquirer, all previously outstanding warrants were re-issued under the new company.

F-13

Stock Options

On May 8, 2018, the Company granted 22,500 stock options to board members. The options are exercisable at $2.40 per share with a ten year term. The options will vest equally over three years unless there is a change of control of the Company at which time any unvested options vest immediately. As of September 30, 2018, there are 294,991 stock options outstanding.

As discussed in Note 2, on March 20, 2018 the Company executed an agreement to acquire all the voting interest in BSSD Group, LLC. As BSSD Group, LLC is the accounting acquirer, all previously outstanding options were re-issued and vested immediately as this was considered a change in control.

The Company determines the fair value of stock options issued on the date of grant using the Black-Scholes option-pricing model. The following assumptions were used for determining the fair value of the options granted during the year ended September 30, 2018:

Expected stock price volatility	34.72%

Expected dividend yield	0.00%

Risk-free interest rate	2.97%

Option life	10 years

Stock-based compensation recognized	3,774

Unrecognized compensation expense	23,390
to be recognized in future periods

We do not have an extensive history as a public company and our common stock transactions are too infrequent, therefore we could not practicably estimate the expected volatility of our own stock. Accordingly, we have substituted the historical volatility of a relevant comparable company that is publicly traded and does business within the industry we operate.

The options granted during the year ended September 30, 2018 were determined to have a fair value at date of grant of $2.40. The unrecognized compensation expense of $23,390 will be recognized over a weighted average period of 1.84 years.

The following is a summary of stock option activity for the years ended September 30, 2018 and 2017:

			Weighted
	Common Shares		Average
	Issuable Upon	Weighted	Remaining	Aggregate
	Exercise of Options	Average Exercise Price	Contractual Term in Years	Intrinsic Value
Balance of Options at May 2, 2017(Inception)	—	—	—	—

Options issued by predecessor	272,491	$5.40	5.16	(1,307,957)
Exercised	—	—	—	—
Forfeited/Cancelled	—	—	—	—

Balance of Options at September 30, 2017	272,491			(1,307,957)

Options granted	22,500	$2.40	9.60	—
Exercised	—	—	—	—
Forfeited/Cancelled	—	—	—	—

Balance of Options at September 30, 2018	294,991

Exercisable at September 30, 2018	275,616	$5.37

Unvested at September 30, 2018	19,375

All options vested during the year ended September 30, 2018 and remaining unvested at September 30,2018 had a weighted-average grant-date fair value of $2.40.

F-14

Note 14 - Subsequent Events

On October 18, 2018 the Company effected a 1 for 20 reverse stock split of the Company’s common stock. The par value and number of authorized shares were not adjusted as a result of the reverse stock split. The total number of shares outstanding at the time of the split was adjusted from 1,095,332,835 to 54,766,642. All share information in these financial statements has been retroactively adjusted to reflect the effect of the reverse split.

On November 26, 2018, the company’s wholly owned subsidiary AZ DP Holdings, LLC (AZDP) performed an asset acquisition of the majority of the assets of Arizona DP Consulting, LLC (AZDPC), a consulting firm specializing in obtaining marijuana dispensary permits and cannabis related business plans. The purchase price was $1,500,000 in cash and 3,000,000 shares of restricted common stock having an aggregate value of $7,5000,000 or $2.50 per share based on current market price of the Company shares at time asset purchase agreement was executed. Pursuant to the agreement, Sara Gullickson transitioned from President to CEO under a 3 year employment agreement and became a member of the board of directors of the company. Additionally, AZDP agreed to hire the employees of AZDPC and lease its existing office space which requires $3,200 of monthly rent through May 2019. This acquisition effectively terminates the contract dated June 26, 2018 described in Note 11. Below is a summary of AZDPC’s revenue, expense and net income for January1, 2018 through August 31, 2018, and January 1, 2017 through December 31, 2017. Assets and liabilities of AZDPC were negligible so presentation was not deemed necessary.

	January 1 through
	August 31, 2018	2017
Revenue	$597,856	$1,031,705
Expense	(257,957)	(638,085)

Net Income	$339,899	$393,620

On October 22, 2018 the Company entered into a 6 month services agreement with Axiom Group to provide marketing and data distribution services. As part of the agreement, the Company will pay a sum of $15,000 and issue 15,000 shares of common stock to Axiom Group each month the agreement is in place.

Subsequent to year end, the Company raised $5,000,000 via private placement. The selling price was $1.00 per share for a total of 5,000,000 shares of common stock issued subscribed. The cash proceeds will be received over the course of 3 months, with all proceeds being received by January 31, 2019. As of February 16, 2019, $5,000,000 has been received and 5,000,000 shares have been issued.

F-15

INDEPENDENT ACCOUNTANT’S REVIEW REPORT

To the Board of Directors and Stockholders
Item 9 Labs Corp.

We have reviewed the condensed consolidated balance sheets of Item 9 Labs Corp. (the “Company”) as of March 31, 2019 and 2018 and the related condensed consolidated statements of operations, stockholders’ equity and cash flows for the six month periods ended March 31, 2019 and 2018, and the related notes to the condensed financial statements. These financial statements are the responsibility of Item 9 Labs Corp.

We conducted our reviews in accordance with the standards of the Public Company Oversight Board (United States). A review of interim financial information consists principally of applying analytical procedures and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with the standards of the Public Company Oversight Board (United States), the objective of which is the expression of an opinion regarding the financial statements as a whole. Accordingly, we do not express such an opinion.

Based on our reviews, we are not aware of any material modifications that should be made to the accompanying financial statements in order for them to be in conformity with accounting principles generally accepted in the United States of America.

D. Brooks and Associates CPA’s, P.A.
Palm Beach Gardens, Florida
June 24, 2019

F-16

ITEM 9 LABS CORP. AND SUBSIDIARY
(FORMERLY AIRWARE LABS CORP.)
UNAUDITED CONDENSED INTERIM CONSOLIDATED BALANCE SHEETS

	March 31,	September 30,
	2019	2018
ASSETS
Current Assets:
Cash	$2,902,057	$1,674,266
Accounts receivable	438,282	97,382
Deferred costs	1,086,986	618,718
Notes and interest receivable	244,522	225,074
Receivable for sale of Airware assets	524,000	639,000
Prepaid expenses and other current assets	145,144	6,107
Total current assets	5,340,991	3,260,547

Property and equipment, net	2,104,049	1,234,042
Investment in Health Defense, LLC	100,000	100,000
Deposit on land purchase from related party	400,000	200,000
Receivable for sale of Airware assets, net of unamortized discount of $25,511 and $50,912, respectively	274,489	249,088
Intangible assets, net	2,927,500	—
Goodwill	5,990,000	—
Total Assets	$17,137,029	$5,043,677

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$713,321	$725,510
Accrued payroll	72,000	36,733
Accrued compensated absences	16,599	17,426
Accrued interest	11,755	11,355
Accrued expenses	28,041	81,363
Accrued income tax	296,225	88,826
Convertible notes payable	20,000	20,000
Total current liabilities	1,157,941	981,213

Long term debt	1,500,000	1,500,000

Total liabilities	2,657,941	2,481,213

Commitments and Contingencies

Stockholders' Equity:
Common stock, par value $.0001 per share, 2,000,000,000 shares authorized; 63,155,007 and 54,766,665 shares issued and outstanding at March 31, 2019 and September 30, 2018, respectively	6,316	5,477
Additional paid-in capital	16,616,394	3,427,230
Accumulated deficit	(2,083,432)	(870,243)
Total Item 9 Labs Corp stockholders' equity	14,539,278	2,562,464

Noncontrolling Interest	(60,190)	—

Total Liabilities and Stockholders' Equity	$17,137,029	$5,043,677

F-17

ITEM 9 LABS CORP. AND SUBSIDIARY
(FORMERLY AIRWARE LABS CORP.)
UNAUDITED CONDENSED INTERIM CONSOLIDATED STATEMENTS OF OPERATIONS

	Three months ended March 31,		Six months ended March 31,
	2019	2018	2019	2018

Revenues, net	$1,130,270	$281,358	$2,085,884	$505,682
Cost of services	528,938	202,138	1,005,156	309,763
Gross profit	601,332	79,220	1,080,728	195,919

Operating expenses
Professional fees and outside services	301,413	10,317	553,797	13,758
Payroll and employee related expenses	724,761	—	1,040,378	—
Sales and marketing	55,905	8,579	138,348	12,478
Other operating expenses	331,202	87,917	460,407	113,164
Total expenses	1,413,281	106,813	2,192,930	139,400

Income (loss) from operations	(811,949)	(27,593)	(1,112,202)	56,519

Other income (expense)
Interest income	25,577	—	47,833	—
Interest expense	(811)	(500)	(1,611)	(500)
Total other income (expense), net	24,766	(500)	46,222	(500)

Income (loss) from continuing operations, before income tax expense	(787,183)	(28,093)	(1,065,980)	56,019

Income tax expense	114,686	—	207,399	—

Net income (loss) from continuing operations	$(901,869)	$(28,093)	$(1,273,379)	$56,019

Income from discontinued operations	$—	$479	$—	$479

Less: Net loss attributable to noncontrolling interest	$(12,307)	$—	$(60,190)	$—

Net income (loss) attributable to Item 9 Labs Corp	$(889,562)	$(27,614)	$(1,213,189)	$56,498

Basic net income (loss) per common share	$(0.01)	$(0.00)	$(0.02)	$0.01

Basic weighted average common shares outstanding	62,263,679	13,720,796	59,582,402	10,585,914

Basic net income (loss) per common share	$(0.01)	$(0.00)	$(0.02)	$0.01

Diluted weighted average common shares outstanding	62,263,679	13,720,796	59,582,402	10,715,814

F-18

ITEM 9 LABS CORP. AND SUBSIDIARY
(FORMERLY AIRWARE LABS CORP.)
UNAUDITED CONDENSED INTERIM CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three months ended March 31,		Six months ended March 31,
	2019	2018	2019	2018

Cash Flows from Operating Activities:
Net income (loss)	$(901,869)	$(28,093)	$(1,273,379)	$56,498
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation and amortization	95,700	11,277	108,900	23,868
Interest accrued on notes receivable	(9,724)	—	(19,448)	—
Common stock issued for services	135,000	—	165,000	—
Stock compensation expense	125,000	—	125,000	—
Interest accretion on receivable for sale of Airware assets	(13,906)	—	(25,401)	—
Changes in operating assets and liabilities:
Accounts receivable	(163,980)	25,349	(340,900)	4,462
Deferred costs	(132,557)	(63,053)	(468,268)	(125,926)
Prepaid expenses and other current assets	(137,667)	(5,440)	(139,037)	(6,840)
Accounts payable	52,213	(37,476)	(12,189)	(34,223)
Accrued payroll	12,483	—	35,267	—
Accrued compensated absences	—	—	(826)	—
Accrued interest	—	500	400	500
Accrued expenses	(51,467)	5,845	(53,322)	25,106
Accrued income tax	114,686	—	207,399	—
Net Cash Used in Operating Activities	(876,088)	(91,091)	(1,690,804)	(56,555)

Cash Flows From Investing Activities:
Deposit on land purchase from related party	(200,000)	—	(200,000)	—
Purchases of property and equipment	(891,247)	(47,263)	(896,408)	(73,014)
Cash paid for purchase of AZ DP Counsulting LLC assets	—	—	(1,500,000)	—
Cash received on receivable for sale of Airware assets	115,000	—	115,000	—
Cash acquired in merger	—	26,363	—	26,363
Net Cash Used in Investing Activities	(976,247)	(20,900)	(2,481,408)	(46,651)

Financing Activities:
Proceeds from the sale of common stock, net of issuance costs	2,250,003	1,090,000	5,400,003	1,090,000
Net Cash Provided by Financing Activities	2,250,003	1,090,000	5,400,003	1,090,000

Net (Decrease)/Increase in Cash	397,668	978,009	1,227,791	986,794

Cash - Beginning of Period	2,504,389	22,645	1,674,266	13,860

Cash - End of Period	$2,902,057	$1,000,654	$2,902,057	$1,000,654

Supplemental disclosure of cash flow information:
Interest paid in cash	$—	$—	$—	$—
Income taxes paid in cash	$—	$—	$—	$—

Supplemental disclosure of non-cash investing and financing activities:
Stock issued for asset acquisition of Arizona DP Consulting, LLC	$7,500,000	$—	$7,500,000	$—
Member equity issued for property, plant and equipment	$—	$958,510	$—	$958,510

Net assets acquired in reverse merger:
Issuance of common stock for reverse merger	$—	$683,231	$—	$683,231
Accounts receivable	—	(44,801)	—	(44,801)
Property and equipment	—	(6,150)	—	(6,150)
Goodwill	—	(1,323,780)	—	(1,323,780)
Accounts payable and accrued expenses	—	697,863	—	697,863
Convertible notes payable	—	20,000	—	20,000
Cash acquired in merger	$—	$26,363	$—	$26,363

Net assets acquired in acquisition of Arizona DP Consulting, LLC
Intangible assets	$—	$—	$3,010,000	$—
Goodwill	—	—	5,990,000	—
Total purchase consideration	$—	$—	$9,000,000	$—

F-19

ITEM 9 LABS CORP.

(FORMERLY AIRWARE LABS CORP)

NOTES TO CODENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

Note 1 – Description of Business and Summary of Significant Accounting Policies

Description of Business

Item 9 Labs Corp. (“Item 9 Labs” or the “Company”), formerly Airware Labs Corp., is a Delaware corporation. The Company was incorporated under the laws of the State of Delaware on June 15, 2010 as Crown Dynamics Corp. On October 26, 2012, the Articles of Incorporation were amended to reflect a name change to Airware Labs Corp, and on April 2, 2018, they were amended again to reflect the name change to Item 9 Labs Corp.

On October 18, 2018 the Company effected a 1 for 20 reverse stock split of the Company’s common stock. The par value and number of authorized shares were not adjusted as a result of the reverse stock split. The total number of shares outstanding at the time of the split was adjusted from 1,095,332,835 to 54,766,642. All share information in these financial statements has been retroactively adjusted to reflect the effect of the reverse split.

On March 20, 2018, the Company closed on an Agreement and Plan of Exchange (the “Agreement”) to acquire all of the membership interests of BSSD Group, LLC (“BSSD”), an Arizona limited liability company formed on May 2, 2017, in exchange for newly issued restricted shares of the Company’s common stock (the “Shares”), which represent approximately 75% of the issued and outstanding shares of the Company’s common stock on a fully-diluted basis. The 40,355,771 Shares were distributed pro-rata to the BSSD members. As part of the Agreement, the Company agreed to increase its authorized shares of common stock to two billion.

For accounting purposes the transaction is being recorded as a reverse recapitalization, with BSSD as the accounting acquirer. Consequently, the historical pre-merger financial statements of BSSD are now those of the Company. In its determination that BSSD was the accounting acquirer, the Company considered pertinent facts and circumstances, including the following: (i) the BSSD owners received the largest portion of the voting rights of the combined entity; (ii) the management team of the combined entity is primarily comprised of owners or management of BSSD; (iii) the continuing business of the combined entity will be the business of BSSD. The accompanying consolidated financial statements reflect the consolidated operations of the Company from March 20, 2018.

Through a licensing agreement, the Company grows medical marijuana and produces cannabis related products at their facility in Pinal County, Arizona on behalf of licensed medical marijuana dispensaries in the state of Arizona. The major assets of the Company, consisting of five acres of land and a cultivation facility, were contributed by the members of BSSD in May 2017 and were recorded at the historical carrying value (original cost less any related accumulated depreciation) of the member as of the contribution date.

On September 12, 2018, the Company executed a $1,500,000 promissory note (see Note 7) which was used to make a capital contribution into Strive Management, LLC, a Nevada limited liability company (“Strive Management”). In exchange for the contribution, the Company received a 20% membership interest in Strive Management. The remaining interests are held by three individuals one of which is the Company’s current Chief Executive Officer. Through a management agreement with Strive Wellness of Nevada, LLC, a related party (the Company CEO is a member of this LLC), Strive Management will facilitate the cultivation, processing and distribution of marijuana in Nevada. Strive Wellness of Nevada, LLC has been allocated cultivation, processing and distribution licenses from the State of Nevada. Additionally, the Company will acquire an additional 31% ownership of Strive Management upon the approval from the State of Nevada to operate the cultivation and processing facility.

F-20

Principles of Consolidation

Item 9 Labs consolidates all variable interest entities (“VIEs”) in which the Company is deemed to be the primary beneficiary and all other entities in which it has a controlling voting interest.  An entity is generally a VIE if it meets any of the following criteria: (i) the entity has insufficient equity to finance its activities without additional subordinated financial support from other parties, (ii) the equity investors cannot make significant decisions about the entity’s operations or (iii) the voting rights of some investors are not proportional to their obligations to absorb the expected losses of the entity or receive the expected returns of the entity and substantially all of the entity’s activities involve or are conducted on behalf of the investor with disproportionately few voting rights. The Company periodically makes judgments in determining whether its investees are VIEs and, each reporting period, the Company assesses whether it is the primary beneficiary of any of its VIEs. As of March 31, 2019 and September 30, 2018, the Company is deemed the primary beneficiary of Strive Management because the entity has insufficient equity to finance its activities without additional subordinated support. The interests in Strive Management held by non-controlling members has been presented on the statement of operations and statement of stockholders’ equity as non-controlling interest.

The consolidated financial statements include the accounts of the Company, its wholly-owned subsidiaries and variable interest entities in which the Company is the primary beneficiary. Intercompany balances and transactions have been eliminated.

The accompanying interim unaudited condensed consolidated financial statements of the Company as of March 31, 2019, and for the period then ended have been prepared under the rules and regulations of the OTC Market Group and interim financial information, which includes condensed consolidated financial statements of the Company and its wholly owned subsidiaries as of March 31, 2019. Accordingly, the condensed consolidated financial statements do not include all the information and notes necessary for a comprehensive presentation of financial position and results of operations. It is management’s opinion that all material adjustments (consisting of normal recurring adjustments) have been made, which are necessary for a fair financial statement presentation. The results for the interim period are not necessarily indicative of the results to be expected for the year ending September 30, 2019.

Accounting Estimates

The preparation of financial statements in conformity with Generally Accepted Accounting Principles (“GAAP”) in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could materially differ from those estimates. Significant estimates of the Company include estimated useful lives of property and equipment, deferred income taxes, accruals and contingencies, goodwill, the fair value of common stock provided as consideration and the estimated fair value of stock options and warrants.

Discontinued Operations

The Company sold the former Airware business of nasal dilator sales on May 3, 2018, see Note 4. The operating results related to this business have been classified as discontinued operations in the condensed interim consolidated financial statements in accordance with Accounting Standards Codification 205-20, Discontinued Operations for the three and six months ended March 31, 2018. Accounts payable from these discontinued operations in the amount of $535,285 remain on the balance sheet as of March 31, 2019. The activity during the periods presented are insignificant.

F-21

Cash

Cash represents cash on hand, demand deposits placed with banks and other financial institutions and all highly liquid instruments purchased with a remaining maturity of three months or less as of the purchase date of such investments. The Company maintains cash on deposit, which, can exceed federally insured limits. The Company has not experienced any losses on such accounts nor believes it is exposed to any significant credit risk on cash.

Accounts Receivable

Accounts receivable are reported at the amount management expects to collect from outstanding balances. Differences between the amount due and the amount management expects to collect are reported in the results of operations of the year in which those differences are determined, with an offsetting entry to a valuation allowance for accounts receivable. Management believes all accounts receivable outstanding as of the balance sheet dates are fully collectible, and as such has elected to not record a valuation allowance for these periods.

Deferred Costs

Deferred costs consist of the costs directly related to the production and cultivation of marijuana crops. Deferred costs are relieved to cost of services as products are delivered to dispensaries.

Property and Equipment

Property and equipment are recorded at cost. Depreciation is provided for on the straight-line method, over the estimated useful lives of the assets. Maintenance and repairs that neither materially add to the value of the property nor appreciably prolong its life are charged to expense as incurred. Betterments or renewals are capitalized when incurred. Gains and losses on the disposition of property and equipment are recorded in the period incurred.

The estimated useful lives of property and equipment are:

•	Cultivation equipment 2-5 years
•	Buildings 30 years

Intangible Assets Subject to Amortization

Intangible assets include trade name, customer relationships, website, and intellectual property obtained through a business acquisition (see Note 2). Intangible assets acquired in a business combination are recognized at fair value using generally accepted valuation methods deemed appropriate for the type of intangible asset acquired. Intangible assets with finite lives are amortized over their estimated useful life and reported net of accumulated amortization, separately from goodwill. Amortization is calculation on the straight-line basis using the following estimated useful lives:

•	Trade name 10 years
•	Customer relationships 5 years
•	Website and intellectual property 10 years

Generally, the Company utilizes the relief from royalty method to value trade name, the with or without method for valuing the customer relationships, and the discounted cash flow method for valuing website and intellectual property.

F-22

Goodwill

Goodwill represents the excess of the purchase price paid for the acquisition of a business over the fair value of the net tangible and intangible assets acquired. Goodwill is not subject to amortization and is tested annually for impairment, or more frequently if events or changes in circumstances indicate that the carrying value of goodwill may not be recoverable.

Income Taxes

The Company accounts for income taxes under FASB ASC 740, Income Taxes. Deferred income tax assets and liabilities are determined based upon differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

The Company files income tax returns in the U.S. federal jurisdiction, and the State of Arizona. The Company is subject to U.S. federal, state, and local income tax examinations by tax authorities. All periods beginning on or after January 1, 2014 are open to examination by taxing authorities. The Company believes it has no tax positions for which the ultimate deductibility is highly uncertain.

Revenue Recognition

On October 1, 2017, the Company adopted ASC Topic 606, “Revenue from Contracts with Customers” (“ASC 606”) and all the related amendments. The Company elected to adopt this guidance using the modified retrospective method. The adoption of this guidance did not have a material effect on the Company’s financial position, results of operations or cash flows.

The core principle of ASC 606 requires that an entity recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the company expects to be entitled in exchange for those goods or services. ASC 606 defines a five-step process to achieve this core principle and, in doing so, it is possible more judgment and estimates may be required within the revenue recognition process than required under U.S. GAAP including identifying performance obligations in the contract, estimating the amount of variable consideration to include in the transaction price and allocating the transaction price to each separate performance obligation.

The majority of the Company’s revenue is associated with a customer contract that represents an obligation to perform services that are delivered at a single point in time.  Any costs incurred prior to the period in which the services are performed to completion are deferred and recognized as cost of services in the period in which the performance obligations are completed. Since the Company’s revenue is generated from one customer contract, the Company does not have material contract assets or liabilities that fall under ASC 606. As of March 31, 2019 and 2018, 90% of the Company’s revenues were generated for performance obligations completed in the State of Arizona.

The Company recognizes revenue as services are rendered. Services are considered complete upon successful delivery of the product to the dispensary as the Company has no further performance obligations at this point in time and collection is assured. Per the dispensary contract, the Company is paid 85% of the wholesale market price of the marijuana for the services rendered.

The Company’s revenues accounted for under ASC 606, do not require significant estimates or judgments based on the nature of the Company’s revenue stream. The sales price is generally fixed at the point of sale and all consideration from the contract is included in the transaction price. The Company’s contracts do not include multiple performance obligations or variable consideration.

Fair Value of Financial Instruments

The carrying value of the Company’s financial instruments, consisting of cash, accounts receivable, accounts payable, and accrued expenses approximate fair value due to their short term to maturity.  The Company’s long-term receivable resulting from the sale of Airware was discounted to its estimated fair value on the date (see Note 4).

Net Loss Per Share

Basic earnings per share does not include dilution and is computed by dividing loss available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted earnings per share reflects the potential dilution of securities that could share in the earnings of an entity. Dilutive securities are not included in the weighted average number of shares when inclusion would be anti-dilutive. At March 31, 2019, there were 646,008 shares underlying convertible notes payable, warrants and options.

F-23

Stock-Based Compensation

The Company accounts for its stock-based awards in accordance with ASC Subtopic 718-10, “Compensation – Stock Compensation”, which requires fair value measurement on the grant date and recognition of compensation expense for all stock-based payment awards made to employees and directors. For stock options, the Company estimates the fair value using a closed option valuation (Black-Scholes) model. The fair value is then expensed over the requisite service periods of the award which is generally the vesting period and the related amount is recognized in the consolidated statements of operations. The Company recognizes forfeitures at the time they occur.

The Black-Scholes option-pricing model requires the input of certain assumptions that require the Company’s judgment, including the expected term and the expected stock price volatility of the underlying stock. The assumptions used in calculating the fair value of stock-based compensation represent management’s best estimates, but these estimates involve inherent uncertainties and the application of judgment. As a result, if factors change resulting in the use of different assumptions, stock-based compensation expense could be materially different in the future.

Note 2 – Asset Acquisition

On November 26, 2018, the company’s wholly owned subsidiary AZ DP Holdings, LLC (AZDP) performed an asset acquisition of the majority of the assets of Arizona DP Consulting, LLC (AZDPC), a consulting firm specializing in obtaining marijuana dispensary permits and cannabis related business plans. The purchase price was $1,500,000 in cash and 3,000,000 shares of restricted common stock having an aggregate value of $7,500,000 or $2.50 per share based on current market price of the Company shares at time asset purchase agreement was executed. Pursuant to the agreement, Sara Gullickson transitioned from President to CEO under a 3 year employment agreement and became a member of the board of directors of the company. Additionally, AZDP agreed to hire the employees of AZDPC and lease its existing office space which requires $3,200 of monthly rent through May 2019. This acquisition effectively terminates the contract dated June 26, 2018 described in Note 11. Below is a summary of AZDPC’s revenue, expense and net income for January1, 2018 through August 31, 2018, and January 1, 2017 through December 31, 2017. Assets and liabilities of AZDPC were negligible so presentation was not deemed necessary.

	(unaudited)
	January 1 through	(unaudited)
	September 30, 2018	2017
Revenue	$744,822	$1,084,202
Expense	(356,169)	(655,911)
Net Income	$388,653	$428,291

In accordance with ASC 805, Business Combinations, the Company accounted for the acquisition of AZDP using the acquisition method of accounting. The purchase price was allocated to specific identifiable intangible assets at their respective fair values at the date of acquisition. As of the date of these financial statements, the allocation has been prepared in draft form. As such, the allocation presented is provisional and subject to change. There were no tangible assets acquired.

A summary of assets acquired in the acquisition and their fair values are presented below:

Trade names	$120,000
Customer relationships	$290,000
Website and intellectual property	$2,600,000
Goodwill	$5,990,000

Identifiable intangible assets consist of the following as of March 31, 2019:

	Balance at	Additions from		Balance at
	October 1, 2018	Acquisitions	Amortization	March 31, 2019
Tradename	$—	$120,000	$(3,000)	$117,000
Customer Relationship	—	290,000	(14,500)	275,500
Templates, website, and other IP	—	2,600,000	(65,000)	2,535,000

Total	$—	$3,010,000	$(82,500)	$2,927,500

The goodwill arising from the acquisition consists largely of synergies and economies of scale expected from combining the operations and personnel of the businesses. These synergies include access into new markets.

F-24

Note 3 - Property and Equipment, Net

The following represents a summary of our property and equipment as of March 31, 2019 and September 30, 2018:

	March 31, 2019	September 30, 2018
Manufacturing Equipment	$172,560	$154,059
Construction in progress	1,111,196	233,768
Land and Building	913,314	913,314
	2,197,070	1,301,141
Accumulated Depreciation	(93,021)	(67,099)
	$2,104,049	$1,234,042

Depreciation expense for the six months ended March 31, 2019 and 2018 was $26,400 and $23,868, respectively, and for the three months ended March 31, 2019 and 2018 was $13,200 and $11,277, respectively.

Note 4 – Sale of Airware Assets and Investment in Health Defense LLC

On May 3, 2018, the Company entered into an intellectual property sales agreement with Health Defense LLC. Pursuant to the terms of the agreement, the Company sold all of the assets related to the former business of the Company, nasal dilator sales.

In consideration for entering into the agreement, the Company received: (i) $300,000 in cash at execution, (ii) $700,000 in cash within one year of execution and (iii) an additional $300,000 by December 31, 2019. Due to the long-term nature of the final $300,000, the Company recognized a discount of $70,070 using a discount rate of 21.50%. During the six months ended March 31, 2019 , the Company recognized $25,401 of interest income related to the accretion of this discount which is included in interest income on the accompanying consolidated statements of operations. As of March 31, 2019, unamortized discount on this long-term receivable was $25,511. As of September 30, 2018, unamortized discount on this long-term receivable was $50,912. As additional consideration, the Company was also given a 10% ownership interest in Health Defense LLC. This ownership is valued at $100,000 and is reflected on the balance sheet as an other long-term asset.

Note 5 – Notes Receivable

On May 11, 2018, the Company entered into a Promissory Note Agreement with borrower in principal amount of $150,000. This is a one year note with 20% non-compounded annual interest payable at maturity. It is convertible at the discretion of the Company into a unit offering of the borrower at a 15% discount. The note is personally guaranteed by the borrower.

On May 15, 2018, the Company entered into a Promissory Note Agreement with borrower in principal amount of $60,000. This is a one year note with 15% non-compounded annual interest payable at maturity. It is convertible at the discretion of the Company into an interest in a strategic partnership of ownership and operations of a certain dispensary license. The note is personally guaranteed by the borrower.

For the six months ended March 31, 2019 and year ended September 30, 2018, the Company has accrued $34,522 and $15,074, respectively, of interest receivable related to these notes which is included in notes and interest receivables on the accompanying consolidated balance. As of the date of the financial statements, the notes receivable are in default though management believes them to be fully collectible.

F-25

Note 6 – Unsecured Convertible Note Payable

In the reverse recapitalization disclosed in Note 1, the Company assumed one unsecured convertible note payable with principal balance totaling $20,000 which was due in August 2012, carry an interest rate of 8% and is convertible to common stock at $.50 per share. As of March 31, 2019 and September 30, 2018, this unsecured convertible note payable is considered in default and has been presented as a current liability on the consolidated balance sheets.

Note 7 – Long Term Debt

On September 13, 2018, the Company entered into a Loan and Revenue Participation Agreement with Viridis Group I9 Capital LLC (“Viridis”) in which Viridis has agreed to loan the Company up to $2.7 million for the expansion of the Company’s Arizona and Nevada properties (see Note 11). As of September 30, 2018, the Company received $1,500,000 of proceeds from Viridis in the form of a promissory note. The $1,500,000 proceeds were utilized to acquire a 20% ownership in Strive Management, LLC as described in Notes 1 and 8. In exchange for the loan, Viridis will be repaid in the form of waterfall revenue participation schedules. Viridis shall receive 5% of the Company’s gross revenues from the Nevada operations, until the loan is repaid, 2% until repaid 200% of the amount loaned, and 1% of gross revenues in perpetuity or until a change in control. Payments on the loan will commence 90 days after the Nevada operation begins earning revenue. Parties acknowledge that the Company is expected to own only 51% of the Nevada operations and therefore Viridis’ revenue participation is limited to the Company’s interest. The operations in Nevada have not yet ceased as of the date of this filing.

Note 8 – Variable Interest Entity

As of March 31, 2019, the Company has determined that it holds a variable interest in Strive Management due to the Company being its sole source of capital. Further, the Company has agreed to raise $4,000,000 on Strive Management’s behalf through promissory note agreements that the Company will guarantee. No funds have been raised as of the date of these financial statements. If the funds are not raised, the additional 31% interest due to the Company upon operational approval from the State of Nevada as discussed in Note 1 would be subject to reclamation by the other members of Strive Management. The Company has been determined to be the primary beneficiary of Strive Management has the Company has the power to direct the activities that significantly impact Strive Management’s economic performance and the obligation to absorb losses. Strive Managements financial statements as of March 31, 2019 and September 30, 2018 have been consolidated with the Company. Upon consolidation, the asset of Strive Management was recorded at its carrying amounts. As of March 31, 2019, and September 30, 2018 the effects of consolidating Strive Management resulted in an increase in assets of $1,426,808 and $1,500,000, respectively, primarily from cash. For the three and six months ended March 31, 2019, Strive Management incurred a loss of $15,384 and $73,377, respectively.

Note 9 – Income Taxes

Income tax provision reflected in the consolidated statements of operations has been computed on the taxable income generated by the company since the reverse merger on March 20, 2018 and for the three and six months ended March 31, 2019 which consist of the following:

	Three months ended March 31,		Six months ended March 31,
	2019	2018	2019	2018
Federal	$135,281	$12,708	$240,461	$29,239
State	(20,595)	1,368	(33,062)	(8)

Income Tax Provision	$114,686	$14,076	$207,399	$29,231

The following table summarizes the effects of the significant differences between the U.S. federal statutory tax rate and the Company’s effective tax rate for financial statement purposes for the three and six month periods ended March 31, 2019 and 2018:

	Three months ended March 31,		Six months ended March 31,
	2019	2018	2019	2018
U.S. federal statutory rate	$(88,266)	$—	$(141,693)	$—
Non-deductible items	223,548	—	382,154	—

	$135,282	$—	$240,461	$—

From Company inception through date of the merger, March 20, 2018, the Company was a Limited Liability Company, electing to be treated as a partnership for income tax purposes and all of the Company’s income during these periods pass through to the then-members of the Company, and the Company, therefore had no corporate tax obligation to record.

The Company has net operating loss carryforwards on its Federal and State filings approximating $17.8 million, and $9.5 million respectively. The deferred tax assets relating to the carryforwards has been fully reserved due to the uncertainty of the Company’s ability to utilize the carryforwards.

F-26

Note 10 - Concentrations

For the three and six months ended March 31, 2019 and 2018, 93% and 100%, respectively, of the Company’s revenue was generated from a single customer. All trade accounts receivable at March 31, 2019 and 2018 was due from one customer.

Note 11 - Commitments and Contingencies

The production and possession of marijuana is prohibited by the United States of America, though the state of Arizona allows these activities to be performed at licensed facilities such as BSSD. The Company does not believe the federal prohibition of these activities will negatively impact the business. As such, the Company has not elected to record a related accrual contingency.

The Company is in default on convertible notes payable totaling $20,000 (see Note 6). The Company has attempted to communicate with the note holder to request extension or conversion, but has been unsuccessful in doing so. The full balance on this note is included in current liabilities.

On April 20, 2018, the Company entered into an agreement for the purchase of approximately 44 acres of land from an affiliate of a founding member of BSSD. The purchase price of the property is $3,000,000, payable as follows; (i) $200,000 deposited with escrow agent as an initial earnest money deposit in April 2018, (ii) on or before February 1, 2019, the Company will deposit an additional $800,000 into escrow as additional earnest money deposit and (iii) the balance of the purchase price shall be paid via a promissory note. The earnest money amounts are non-refundable. The Company has negotiated an amendment to this agreement that will spread the $800,000 payment over the course of 4 months through June 30, 2019. As of March 31, 2019, the Company had paid a total of $400,000 which was deposited in escrow, and classified as a long-term asset on the consolidated balance sheet as of March 31, 2019. As of the date of these financial statements, a total of $600,000 has been deposited in escrow.

On June 26, 2018, the Company entered into a contractor agreement with Chase Herschman pursuant to which he will provide services in exchange for $120,000 annually, payable each month; up to $420,000 in common stock options which shall vest upon the occurrence of certain benchmarks as described in the contractor agreement and a commission of 1% of the gross profits of the Company. The term of the agreement is a period of three years.

Under the terms of the Loan and Revenue Participation Agreement (see Note 7), upon a change in control of the Company, Viridis will be entitled to receive 200% of the principal amount of the loans to the Company computed after considering previous revenue participation payments through the date of change of control and 1% of the aggregate sales price or consideration received in the change in control transaction.

As of September 30, 2018, the Company received the $1,500,000 and invested the funds in Strive Management (see Notes 7 and 8). The remaining $1,200,000 has been provided by Viridis directly to contractors of the Arizona property from an account owned and controlled by Viridis. The Company will record the $1,200,000 as a long-term debt upon the completion and occupancy of the Arizona facility expansion, as agreed upon in the terms of the note which occurred in June 2019.

As part of the agreement to invest in Strive Management, the Company has committed to raise funding of approximately $4,000,000 through promissory notes that the Company will guarantee so that Strive Management can develop the property in Nevada through promissory notes that the Company will guarantee.

On October 22, 2018 the Company entered into a 6 month services agreement with Axiom Group to provide marketing and data distribution services. As part of the agreement, the Company will pay a sum of $15,000 and issue 15,000 shares of common stock to Axiom Group each month the agreement is in place. This contract was terminated in December 2018.

On March 11, 2019 the Company entered into a 6 month services agreement with JLS Ventures to provide marketing and data distribution services. As part of the agreement, the Company will pay a sum of $15,000 and issue 35,000 shares of common stock to JLS Ventures each month the agreement is in place.

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Note 12– Related Party Transactions

As discussed in Note 1, on March 20, 2018, the Company issued 40,355,771 shares of common stock to the members of BSSD for their membership interests.

As discussed in Note 11, the Company has entered into an agreement as of April 20, 2018 for the purchase of land. The land owner is one of the original members of BSSD and a current employee of the Company.

As discussed in Notes 7 and 11, the Company has entered into a Loan and Revenue Participation Agreement and Promissory Note with Viridis. The member of Viridis was elected to the Company’s board of directors on December 21, 2018.

As discussed in the Description of the Business section of Note 1 and in Note 2 of the financial statement disclosures, the Company is involved in transactions with companies that are owned in whole, or in part by the Company’s CEO, Sara Gullickson.

Note 13 - Stockholders’ Deficit

Common Stock

As discussed in Note 1, on March 20, 2018, the Company issued 40,355,771 shares of common stock to the members of BSSD for their membership interests.

During the six months ended March 31, 2019, the Company raised $5,400,003 via private placements. The selling price for 5,000,000 shares was $1 per share and the selling price for 266,669 was $1.50 per share for a total of 5,266,669 shares of common stock issued. Additionally, 88,529 shares with a market value of $165,000 were issued to contractors for services and 33,144 shares with a market value of $125,000 were issued to employees for compensation.

Warrants

As of March 31, 2019 there are 298,411 warrants for purchase of the Company’s common stock outstanding. The Company issued no new warrants during the six months ended March 31, 2019 and 12,606 warrants expired during that period. Warrants outstanding are as follows:

	Common Shares
	Issuable Upon	Exercise Price of	Date	Expiration
	Exercise of Warrants	Warrants	Issued	Date

Warrants issued by predecessor	175,000	$2.00	3/31/2015	8/31/2020
Warrants issued by predecessor	100,000	$1.00	7/28/2016	7/28/2021
Warrants issued by predecessor	23,411	$1.30	12/22/2016	12/22/2019

Balance of Warrants at March 31, 2019	298,411

(1) As discussed in Note 2, on March 20, 2018 the Company executed an agreement to acquire all the voting interest in BSSD Group, LLC. As BSSD Group, LLC is the accounting acquirer, all previously outstanding warrants were re-issued under the new company.

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Stock Options

On May 8, 2018, the Company granted 22,500 stock options to board members. The options are exercisable at $2.40 per share with a ten year term. The options will vest equally over three years unless there is a change of control of the Company at which time any unvested options vest immediately. As of September 30, 2018, there are 294,991 stock options outstanding.

As discussed in Note 2, on March 20, 2018 the Company executed an agreement to acquire all the voting interest in BSSD Group, LLC. As BSSD Group, LLC is the accounting acquirer, all previously outstanding options were re-issued and vested immediately as this was considered a change in control.

The Company determines the fair value of stock options issued on the date of grant using the Black-Scholes option-pricing model. There was no option activity in the six months ended March 31, 2019. The following assumptions were used for determining the fair value of the options granted during the year ended September 30, 2018:

Expected stock price volatility	34.72%

Expected dividend yield	0.00%

Risk-free interest rate	2.97%

Option life	10 years

Stock-based compensation recognized	3,773

Unrecognized compensation expense	23,390
to be recognized in future periods

We do not have an extensive history as a public company and our common stock transactions are too infrequent, therefore we could not practicably estimate the expected volatility of our own stock. Accordingly, we have substituted the historical volatility of a relevant comparable company that is publicly traded and does business within the industry we operate.

The options granted during the year ended September 30, 2018 were determined to have a fair value at date of grant of $2.40. The unrecognized compensation expense of $23,390 will be recognized over a weighted average period of 1.84 years.

There was no activity in stock options during the 6 months ended March 31, 2019 and 2018. 294,991 and 272,491 options remain outstanding as of March 31, 2019 and 2018, respectively. 272,491 options were exercisable as of March 31, 2019 and 2018.

Note 14 - Subsequent Events

Subsequent to March 31, 2019, the Company raised $200,002 via private placement. The selling price was $1.50 per share for a total of 133,335 shares of common stock issued. Subsequent to March 31, 2019, 70,000 shares were issued to a contractor for services performed.

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